Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

LAKE REGION MEDICAL HOLDINGS, INC.,

GREATBATCH, INC.

and

PROVENANCE MERGER SUB INC.

Dated as of August 27, 2015

i

ii

Exhibits

Exhibit A	Knowledge of Company

Exhibit B	Knowledge of Parent

Exhibit C	Form of Rollover Option Agreement

Exhibit D	Form of Stockholders Agreement

Exhibit E	Certificate of Incorporation of Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of August 27, 2015, by and among LAKE REGION MEDICAL HOLDINGS, INC., a Delaware corporation (the “Company”), GREATBATCH, INC., a Delaware corporation (“Parent”), and Provenance Merger Sub Inc., a Delaware corporation and indirect wholly owned Subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the boards of directors of Parent (on its own behalf and as the sole indirect stockholder of Merger Sub) and Merger Sub have approved the acquisition of the Company by Parent, by means of a merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned indirect subsidiary of Parent, on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”); and

WHEREAS, the board of directors of the Company (i) has determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) has approved this Agreement and the transactions contemplated hereby and (iii) is recommending the adoption of this Agreement by the stockholders of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS, TERMS AND INTERPRETIVE MATTERS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“280G Waivers” has the meaning set forth in Section 7.13.

“Accredited Investor” means an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person. For the purposes of this Agreement, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract, management control, or otherwise. “Controlled” and “Controlling” shall be construed accordingly. Notwithstanding the foregoing, for all purposes of this Agreement, in no event shall an Affiliate of the Company include any “portfolio company” (as such term is customarily used among institutional investors) of any Sponsor, or any of their respective Affiliates.

“Affiliate Agreement” has the meaning set forth in Section 5.9.

“Aggregate Cash Consideration” means Four Hundred Seventy Seven Million Dollars ($477,000,000), minus the amount of the Company Transaction Expenses in excess of the Company Transaction Expenses Cap, minus the amount of any Disallowed Expenses, plus the product of (x) the Rollover Stock Number multiplied by (y) 25% of the Closing Parent Common Stock Price.

“Aggregate Stock Consideration” means Five Million One Hundred Thousand (5,100,000) shares of Parent Common Stock.

“Agreement” means this Agreement and Plan of Merger, as may hereafter be amended from time to time.

“Alternate Commitment Letter” has the meaning set forth in Section 7.10(c).

“Alternate Financing” has the meaning set forth in Section 7.10(c).

“Applicable Law” means (a) any applicable foreign, federal, state or local statute, law (including common law), ordinance, rule, regulation or regulatory guideline having the force of law and (b) any applicable Order.

“Balance Sheet Date” has the meaning set forth in Section 5.3(a).

“Benefit Plans” has the meaning set forth in Section 5.13(a).

“Bond Financing” has the meaning set forth in Section 7.10(d).

“Breakage Cost” means any consent fee, change of control premium, termination fee, prepayment penalty, make-whole payment, “breakage” cost or similar payment or related cost, including the fees and expenses of the attorneys to the lenders or agents to the extent payable under the applicable credit agreement or credit facility, associated with the pay-off, unwinding or satisfaction of any and all Funded Debt, including the amounts under the credit agreements and facilities of the Company or any of its Subsidiaries, outstanding or in existence as of the date of this Agreement and set forth in Section 1.1(a) of the Company Disclosure Letter; provided, that in no event shall Breakage Cost include any of the foregoing related to interest rate cap agreements, interest rate swap agreements, commodity swap agreements, commodity cap agreements, foreign currency exchange agreements or hedging transactions or other similar arrangements or agreements.

“Business Day” means any day other than Saturday, a Sunday or a day on which banks in Buffalo, New York are authorized or required to be closed for regular banking business.

“Cancelled Shares” has the meaning set forth in Section 4.1(d).

“Certificate” has the meaning set forth in Section 4.1(b).

“Certificate of Merger” has the meaning set forth in Section 2.1.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” means the date of the Closing.

“Closing Parent Common Stock Price” means the last reported sale price of Parent Common Stock on the New York Stock Exchange (as reported in The Wall Street Journal) on the second trading day immediately preceding the date of the Effective Time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Collective Bargaining Agreement” means any and all Contracts that have been entered into between the Company or any of its Subsidiaries and any Employee Representative, or any industry-wide or nation-wide Contract governing labor or employment relations to which the Company or any of its Subsidiaries is subject or bound.

“Commission” means the Securities and Exchange Commission or any successor Governmental Authority.

“Commitment Letter” has the meaning set forth in Section 6.12.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Common Stock” means the common stock, par value $.01 per share, of the Company (which, for the avoidance of doubt, shall not include any Restricted Stock Units).

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Financial Statements” has the meaning set forth in Section 5.3(a).

“Company Intellectual Property” means the Owned Company Intellectual Property and the Licensed Company Intellectual Property.

“Company IT Systems” has the meaning set forth in Section 5.18(h).

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with all other changes, effects, events, occurrences, state of facts and developments, (a) is or would reasonably be expected to be materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, except to the extent that such change, effect, event, occurrence, state of facts or development results from, arises out of or is attributable to (i) changes in general economic conditions, (ii) general financial or security market fluctuations or changes in conditions thereof, (iii) changes in or events affecting any of the industries in which the Company or any of its Subsidiaries operate, (iv) any effect arising out of a change or proposed change in GAAP (or any authoritative interpretation thereof) or Applicable Law (or any authoritative interpretation thereof), (v) the negotiation, execution, delivery, announcement or pendency of this Agreement and the transactions contemplated hereby (provided, however, that the exception in this clause (v) for the execution and delivery of this Agreement, shall not apply to Section 5.7 or the first sentence of Section 5.13(e)), including any (x) litigation resulting therefrom and (y) change in customer, distributor, sales representative, employee, labor union, works council, supplier, financing source, licensor, licensee, sub-licensee, stockholder, Governmental Authority or similar relationships, including as a result of the identity of Parent or its plans or intentions for the Company or any of its Subsidiaries or their respective businesses or operations (or any portion thereof), (vi) any failure by the Company and its Subsidiaries to meet any estimates of revenues, earnings, projections, budgets, plans or forecasts (provided, that unless otherwise excluded from the definition of Company Material Adverse Effect, the underlying cause or causes of such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred), (vii) natural disasters or other force majeure events, (viii) changes in local, national, international or other political, social or regulatory conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack of any kind, or the worsening thereof, (ix) compliance by the Company and its Subsidiaries with any of the terms and conditions of this Agreement, (x) any change in the credit rating of the Company or any of its Subsidiaries (provided, that unless otherwise excluded from the definition of Company Material Adverse Effect, the underlying cause or causes of such change in credit rating may be taken into consideration when determining whether a Company Material Adverse Effect has occurred), (xi) any action taken by the Company or any of its Subsidiaries at the request or with the consent of Parent or (xii) any relationship or activity subject to the National Labor Relations Act or similar Applicable Law; provided, that in the cases of the foregoing clauses (i) through (iv), (vii) and (viii), to the extent such changes do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the same industry or (b) would prevent consummation of the transactions contemplated by this Agreement by the Company.

“Company Option” has the meaning set forth in Section 4.6(a).

“Company Permit” has the meaning set forth in Section 5.10.

“Company Registered Intellectual Property” means the following Owned Company Intellectual Property: (a) granted and applied-for patents; (b) registered and applied-for trademarks and service marks; (c) domain names and (d) registered and applied-for copyrights.

“Company Stock Plans” has the meaning set forth in Section 4.6(a).

“Company Stockholder Approval” has the meaning set forth in Section 5.2.

“Company Transaction Expenses” means (a) all bona fide fees, costs, expenses and disbursements incurred, payable or paid at or prior to Closing by or on behalf of any of the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement, including: (i) the fees and expenses of any legal counsel, accountants or other professional advisors; and (ii) Breakage Costs, and (b) the expenses set forth on Section 1.1(c) of the Company Disclosure Letter; provided, that: (x) Company Transaction Expenses specifically excludes any Disallowed Expenses; (y) in no event shall Company Transaction Expenses include Transfer Taxes, any Financing Expenses, the cost of the Runoff D&O Insurance or any fees payable with respect to filings under the HSR Act or other Competition Laws, all of which shall be borne by Parent; and (z) if prior to August 26, 2016 an amount does not become owing to the person whose employment agreement is referenced in clause (b) under such person’s employment agreement to reimburse him for certain tax liabilities and, at Closing, the Company Transaction Expenses exceed the Company Transaction Expenses Cap, Parent shall pay pro rata to all persons who were equityholders of the Company immediately prior to the Effective Time an amount equal to the lesser of (1) the amount by which the Company Transaction Expenses exceeded the Company Transaction Expenses Cap and (2) the amount described in clause (b).

“Company Transaction Expenses Cap” means Five Million Dollars ($5,000,000).

“Competition Laws” means the HSR Act and any other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Applicable Laws.

“Confidentiality Agreement” has the meaning set forth in Section 7.4.

“Continuing Employees” has the meaning set forth in Section 7.8(a).

“Contract” means any agreement, note, guarantee, mortgage, indenture, lease, deed of trust, license, instrument or other contract or legally binding arrangement or commitment, whether written or oral.

“D&O Insurance” has the meaning set forth in Section 7.7(b).

“DGCL” has the meaning set forth in the Recitals.

“Debt Financing” has the meaning set forth in Section 6.12.

“Debt Payoff Amount” means the aggregate amount necessary to pay off, redeem, satisfy, discharge or defease any Funded Debt.

“Definitive Financing Agreements” has the meaning set forth in Section 7.10(a).

“Directors’ Deferred Compensation Cash Amount” means the aggregate amount of cash distributed by the Company to participants in the Directors’ Deferred Compensation Plan in connection with the consummation of the Merger who have not elected, in accordance with the terms thereof, to receive their awards under such plan in the form of Company Common Stock.

“Directors’ Deferred Compensation Plan” means the Accellent Holdings Corp. Directors’ Deferred Compensation Plan, as amended from time to time, and as assigned to the Company.

“Disallowed Expenses” means the fees and expenses of any investment or financial advisor or any success, transaction or similar fees payable to Sponsors or their Affiliates as a result of or in connection with the transactions contemplated by this Agreement.

“Disclosure Letter” means the Company Disclosure Letter or the Parent Disclosure Letter, as the case may be.

“Dissenting Share” has the meaning set forth in Section 4.5.

“Divestiture” has the meaning set forth in Section 7.3(c).

“Dollars” or “$” means the lawful currency of the United States.

“Effective Date” has the meaning set forth in Section 2.3.

“Effective Time” has the meaning set forth in Section 2.3.

“Employee Representative” means any labor union, trade union, labor organization, labor association, collective bargaining unit, works council, employee council, workers’ committee, cooperation committee, bargaining representative, or any other type of employees’ representative or employee organization elected, appointed or created for information, consultation, codetermination and/or collective bargaining purposes.

“Encumbrance” means any charge, pledge, mortgage, deed of trust, hypothecation, security interest, lien, option, lease, license, encroachment, easement, right-of-way, reservation, restriction or defect or imperfection of title, or any right of first refusal or other similar restriction on voting or transfer, or any other similar limitation, restriction or encumbrance of any kind whatsoever.

“Environmental Law” means any Applicable Law and any applicable Order or binding agreement with any Governmental Authority relating to: (a) pollution (or the cleanup thereof), protection of the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), natural resources, or the safety or health of human beings or other living organisms or species; or (b) the presence of, exposure to, management, manufacture, distribution in commerce, treatment, storage, disposal, discharge, generation, transportation, processing, containment, production, disposal, remediation, use or Release of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person or entity that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 4.2(a).

“Exchange Fund” has the meaning set forth in Section 4.2(b).

“FDA” means the Federal Food and Drug Administration.

“Financing” has the meaning set forth in Section 7.10(d).

“Financing Arrangers” has the meaning set forth in Section 7.10(d).

“Financing Expenses” has the meaning set forth in Section 7.10(d).

“Financing Sources” means the lenders and other Persons (including agents and arrangers but excluding Parent and any of its Affiliates) that have committed to provide or otherwise entered into Contracts in connection with the Debt Financing or other financings of Parent in connection with the transactions contemplated hereby (including, in any event, the Debt Providers and the Financing Arrangers), including any commitment letters or engagement letters relating thereto, together with each former, current and future Affiliate thereof and each former, current and future partner, shareholders, equityholders, managers, members, controlling person and Representative of such lenders, other Persons or Affiliates thereof or the heirs, executors, successors and assigns of any of the foregoing.

“Forfeited Option” has the meaning set forth in Section 4.6(c).

“Fully-Diluted Outstanding Stock” means as of any date, the total number of shares of Company Common Stock outstanding as of such date (including shares of Company Common Stock underlying a Restricted Stock Unit, as if fully vested), determined on a fully-diluted, as-if exercised basis and assuming the exercise of all Company Options assuming that all shares of Company Common Stock underlying Company Options are delivered to the applicable holders and that no shares of Company Common Stock are withheld in payment of any applicable exercise price or tax obligations, whether or not exercisable or vested; provided, however, that (a) any Company Option that is out-of-the money, and (b) Forfeited Options shall, in each case, be disregarded for purposes of this definition.

“Funded Debt” means all obligations of the Company or its Subsidiaries in respect of (a) Indebtedness for which a default or an event of default will occur or the maturity of which will be accelerated upon the consummation of the transactions contemplated hereby and (b) Indebtedness that is otherwise required to be, or is set forth on Section 1.1(b) of the Company Disclosure Letter and will be, repaid, discharged, defeased, redeemed or otherwise satisfied in connection with the Closing and the transactions contemplated hereby.

“GAAP” means U.S. generally accepted accounting principles as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.

“Governmental Authority” means any national, supranational, foreign, federal, state, county, local or municipal government, or political subdivision thereof, or any court or tribunal, regulatory or administrative agency, board or commission, arbitrator, arbitration tribunal of any government or other governmental or quasi-governmental authority or instrumentality.

“Hazardous Substance” means any chemical, product, derivative, compound, mixture, pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, radioactive material, asbestos in any form that is friable or that would reasonably be expected to become friable, lead or lead-containing materials, polychlorinated biphenyls, or other compound, element, material or substance in any form whatsoever (including products) regulated, restricted, classified or otherwise characterized as hazardous, toxic, or words of similar import that could give rise to any liability under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination: (a) all obligations of such Person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person issued or assumed as the deferred purchase price of property (including any potential future earn- out, purchase price adjustment, release of “holdback” or similar payment, but excluding obligations of such Person incurred in the ordinary course of business consistent with past practice); (d) all lease obligations of such Person capitalized on the books and records of such Person; (e) all Indebtedness of others secured by an Encumbrance on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby have been assumed; (f) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof); (g) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon; and (h) all guarantees and keepwell arrangements of such Person of any Indebtedness of any other Person other than a wholly owned subsidiary of such Person.

“Intellectual Property” means any and all intellectual property and industrial property rights recognized under Applicable Law, including in and to: (a) all U.S. and non-U.S. registered, unregistered and pending (i) trade names, trade dress, trademarks, service marks, logos, internet domain names and all registrations and applications therefor, together with the goodwill associated with any of the foregoing, (ii) original works of authorship, copyrights, and all registrations and applications therefor and (iii) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues, renewals, extensions, registrations, and supplemental protection certificates and the like of any of the foregoing, registered designs and invention disclosures, and all grants, registrations and applications therefor; and (b) all (i) computer software and (ii) trade secrets, inventions, processes, formulae, information and know- how, in each case, which are proprietary and confidential and derive independent economic value from not being generally known.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” and each phrase having equivalent meaning (e.g., “known to the Company”) means the actual knowledge of those individuals identified on Exhibit A attached hereto, after reasonably inquiry.

“Knowledge of Parent” and each phrase having equivalent meaning (e.g., “known to Parent”) means the actual knowledge of those individuals identified on Exhibit B attached hereto, after reasonable inquiry.

“Latest SEC Report” has the meaning set forth in Section 6.5(a).

“Leased Real Property” has the meaning set forth in Section 5.15(b).

“Lender Related Parties” has the meaning set forth in Section 10.13.

“Licensed Company Intellectual Property” means all in-licensed registered and applied- for Intellectual Property used by the Company or any of its Subsidiaries.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days (a) commencing after Parent shall have received the Required Marketing Period Information and (b) throughout which the conditions set forth in Section 8.1 and Section 8.2 shall be satisfied or waived (other than any conditions that by their nature are to be satisfied at the Closing); provided, that (i) November 27, 2015 shall be excluded as a Business Day for such purposes, (ii) the Marketing Period shall commence no earlier than September 8, 2015 and (iii) if the Marketing Period has not ended prior to December 18, 2015, the Marketing Period shall not be deemed to have commenced prior to January 4, 2016; provided, further, that the Marketing Period shall end on any earlier date that is the date on which the Financing is consummated.

“Material Contract” has the meaning set forth in Section 5.12.

“Medical Device” has the meaning set forth in Section 5.20(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the first paragraph of this Agreement.

“Money Laundering Laws” has the meaning set forth in Section 5.21(b).

“Non-Accredited Investor” means any holder of Company Common Stock who is not an Accredited Investor; provided, that, for purposes of this Agreement, any holder of Company Common Stock who has not returned a Letter of Transmittal by the close of business on the Business Day prior to the Closing Date shall be deemed to be a Non-Accredited Investor.

“Non-Accredited Investor Cash Consideration” means the aggregate cash consideration payable to Non-Accredited Investors pursuant to Section 4.1(a)(ii).

“Non-U.S. Benefit Plans” means any material employee benefit plan maintained by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries contributes (or has an obligation to contribute) as of the date hereof, outside the United States of America primarily for the benefit of employees residing outside the United States of America, but excluding any such plan sponsored in whole or in part by any government, governmental entity or union or employee organization or any other person other than the Company or any of its Subsidiaries.

“NYSE” means the New York Stock Exchange.

“Operating Company” has the meaning set forth in Section 5.3(a).

“Option Aggregate Cash Consideration” means the aggregate cash consideration payable to holders of Company Options (other than Rollover Options, Forfeited Options and Company Options that are out-of-the-money) pursuant to Section 4.6(b).

“Option Proceeds” means the aggregate exercise price that would be payable to the Company upon exercise of all Company Options that are outstanding immediately prior to the Effective Time (assuming that an amount in cash equal to the full exercise price of each Company Option were delivered to the Company, regardless of whether the Company Option requires payment of an exercise price); provided, however, that any Company Option that is out- of-the-money, and any Forfeited Option shall be disregarded for purposes of this definition.

“Order” means any order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Authority.

“Ordinary Course of Business” means an action taken by a Person that is taken in the ordinary course of such Person consistent with past practices.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, operating agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning set forth in Section 9.1(a)(ii).

“Outstanding Stock” means, as of any date, the total number of shares of Company Common Stock outstanding as of such date (which, for the avoidance of doubt, shall not include any Restricted Stock Units).

“Owned Company Intellectual Property” means all Intellectual Property owned or co- owned by the Company or any of its Subsidiaries.

“Owned Real Property” has the meaning set forth in Section 5.15(a).

“Parent” has the meaning set forth in the first paragraph of this Agreement.

“Parent Arrangements” has the meaning set forth in Section 7.13.

“Parent Benefit Plans” has the meaning set forth in Section 7.8(b).

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent to the Company concurrently with the execution of this Agreement.

“Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with all other changes, effects, events, occurrences, state of facts and developments, (a) is or would reasonably be expected to be materially adverse to the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, except to the extent that such change, effect, event, occurrence, state of facts or development results from, arises out of or is attributable to (i) changes in general economic conditions, (ii) general financial or security market fluctuations or changes in conditions thereof, (iii) changes in or events affecting the industries in which Parent and its

Subsidiaries operate, (iv) any effect arising out of a change or proposed change in GAAP (or any authoritative interpretation thereof) or Applicable Law (or any authoritative interpretation thereof), (v) the negotiation, execution, delivery, announcement or pendency of this Agreement and the transactions contemplated hereby (provided, however, that the exception in this clause (v) for the execution and delivery of this Agreement shall not apply to Section 5.6), including any (x) litigation resulting therefrom and (y) change in customer, distributor, sales representative, employee, labor union, works council, supplier, financing source, licensor, licensee, sub-licensee, stockholder, Governmental Authority or similar relationships, including as a result of the identity of the Company or Parent’s plans or intentions for the Company or any of its Subsidiaries or their respective businesses or operations (or any portion thereof), (vi) any failure by Parent and its Subsidiaries to meet any estimates of revenues, earnings, other projections, budgets, plans or forecasts (provided, that unless otherwise excluded from the definition of Parent Material Adverse Effect the underlying cause or causes of such failure may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred), (vii) natural disasters or other force majeure events, (viii) changes in local, national, international or other political, social or regulatory conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack of any kind, or the worsening thereof, (ix) compliance by Parent and its Subsidiaries with the terms and conditions of this Agreement, (x) any change in the credit rating of Parent or any of its Subsidiaries (provided, that unless otherwise excluded from the definition of Parent Material Adverse Effect, the underlying cause or causes of such change in credit rating may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred), (xi) any action taken by Parent or any of its Subsidiaries at the request or with the consent of the Company or any of its Affiliates or (xii) any relationship or activity subject to the National Labor Relations Act or similar Applicable Law; provided, that, in the cases of the foregoing clauses (i) through (iv), (vii) and (viii), to the extent such changes do not have a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, as compared to other participants in the same industry or (b) would prevent consummation of the transactions contemplated by this Agreement by Parent or Merger Sub.

“Parent Material Permit” has the meaning set forth in Section 6.9.

“Parent Released Claim” has the meaning set forth in Section 10.14.

“Parent Released Party” has the meaning set forth in Section 10.14.

“Parent Releasing Party” has the meaning set forth in Section 10.14.

“Parent Replacement Options” means those options to acquire shares of Parent Common Stock to be issued at Closing in exchange for Rollover Options.

“Parent SEC Documents” has the meaning set forth in Section 6.4(a).

“Per Share Cash Amount” means, with respect to each share of Company Common Stock, the quotient of (a) the difference between (i) the Aggregate Cash Consideration, minus (ii) the Option Aggregate Cash Consideration, minus (iii) the Restricted Stock Unit Aggregate Cash

Consideration, minus (iv) the Non-Accredited Investor Aggregate Cash Consideration, minus (v) the Directors’ Deferred Compensation Cash Amount, divided by (b) the difference between (x) the Outstanding Stock, minus (y) the number of shares of Company Common Stock held by Non-Accredited Investors, in each case, immediately prior to the Effective Time.

“Per Share Common Stock Merger Consideration” means, with respect to each share of Company Common Stock, each of (a) the Per Share Cash Amount and (b) the Per Share Stock Amount.

“Per Share Common Stock Merger Consideration Cash Value” means, with respect to each share of Common Stock, the quotient of (A) the sum of (i) the Aggregate Cash Consideration, plus (ii) the Option Proceeds, plus (iii) the product of (x) the difference between (1) the Aggregate Stock Consideration, minus (2) the product of (I) the Rollover Stock Number, multiplied by (II) 25%, multiplied by (y) the Closing Parent Common Stock Price, divided by (B) the Fully-Diluted Outstanding Stock immediately prior to the Effective Time.

“Per Share Stock Amount” means, with respect to each share of Company Common Stock, the quotient of (a) the difference between (i) the Aggregate Stock Consideration, minus (ii) the Rollover Stock Number, divided by (b) the difference between (x) the Outstanding Stock, minus (y) the number of shares of Company Common Stock held by Non-Accredited Investors, in each case, immediately prior to the Effective Time.

“Permit” means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, filings, notices, approvals and orders of any Governmental Authority necessary for a Person to own, lease and operate its properties or assets or to carry on its businesses as they are now being conducted.

“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments and governmental charges or levies not yet delinquent or which may hereafter be paid without penalty, or that are being contested in good faith through appropriate proceedings and for which adequate reserves are maintained on the Company Financial Statements; (b) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens, any statutory Encumbrances arising in the ordinary course of business by operation of applicable law with respect to a liability that is not yet due or delinquent or being contested in good faith, and other similar liens arising in the ordinary course of business; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business; (e) all matters set forth in the title insurance policies for Owned Real Property, none of which materially and adversely interferes with the present use of, such real property; (f) Encumbrances (other than Encumbrances securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate; (g) all applicable zoning, entitlement, conservation restrictions, building and similar codes and regulations and other land use regulations, none of which materially detracts from the value of or materially and adversely interferes with the present use of, such real property; and (h) non-exclusive licenses to Intellectual Property granted in the Ordinary Course of Business.

“Person” means any individual, corporation, company, partnership (limited or general), joint venture, limited liability company, association, trust or other entity, or any Governmental Authority.

“Proceeding” means any action, claim, cause of action, demand, inquiry, audit, notice of violation, proceeding, citation, summons, subpoena, arbitration, litigation, suit or investigation (whether civil, criminal, administrative or regulatory) by or before any Governmental Authority.

“Real Property” means the Leased Real Property and the Owned Real Property and all of the Company’s right, title and interest in and to the buildings and improvements located thereon.

“Real Property Leases” has the meaning set forth in Section 5.15(b).

“Regulatory Laws” has the meaning set forth in Section 5.20(a).

“Release” means any actual or threatened release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, abandonment, disposal or emission into the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representatives” means, with respect to any Person, its officers, directors, employees, counsel, accountants, financial advisors, agents, consultants and other authorized representatives of such Person.

“Required Amount” has the meaning set forth in Section 6.12.

“Required Foreign Filings” has the meaning set forth in Section 5.6.

“Required Marketing Period Information” shall mean (a) audited consolidated balance sheets and related audited statements of operations, statements of comprehensive loss, statement of stockholders’ equity and statement of cash flows of the Operating Company for each of the three most recently completed fiscal years that have ended at least 90 days prior to the Closing Date and (b) unaudited consolidated balance sheets and related unaudited statements of operations, statements of comprehensive loss, statement of stockholders’ equity and statement of cash flows of the Operating Company for each subsequent interim quarterly period that has ended at least 45 days prior to the Closing Date.

“Required Information” has the meaning set forth in Section 7.10(d).

“Restraint” has the meaning set forth in Section 8.1(a).

“Restricted Stock Unit” means either (i) the right to acquire a share of Company Common Stock upon the satisfaction of the applicable vesting conditions or (ii) a share of Company Common Stock issued upon the satisfaction of such vesting conditions that remainssubject to a substantial risk of forfeiture pursuant to Section 83 of the Code and for which a timely election under Section 83(b) of the Code has not been made.

“Restricted Stock Unit Aggregate Cash Consideration” means the aggregate cash consideration payable to holders of Restricted Stock Units pursuant to Section 4.6(d).

“Rollover Option Agreement” means the agreements in the form attached hereto as Exhibit C entered into with the holders of Rollover Options.

“Rollover Options” means the Company Options that will be exchanged for Parent Replacement Options pursuant to the Rollover Option Agreements.

“Rollover Stock Number” means the number of shares of Parent Common Stock that would be issued upon exercise of all Parent Replacement Options immediately after the Effective Time.

“Runoff D&O Insurance” has the meaning set forth in Section 7.7(b).

“Sarbanes Act” means the Sarbanes Oxley Act of 2002, as amended.

“Section 228 Notice” has the meaning set forth in Section 5.2.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Social Security Act” has the meaning set forth in Section 5.20(d).

“Sponsor” means each of Kohlberg Kravis Roberts & Co. L.P. and Bain Capital LLC.

“Stockholders Agreement” means the agreement to be entered into between Parent and certain stockholders of the Company in the form attached hereto as Exhibit D.

“Subsidiaries” means, with respect to any Person, another Person, in which such first Person (a) owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, equity securities, profits interest or capital interest or (b) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body.

“Takeover Law” shall mean any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws of any jurisdiction or other Applicable Laws that purport to limit or restrict business combinations or the ability to limit or restrict business combinations or the ability to acquire or to vote shares.

“Tax” or “Taxes” means any and all taxes (whether federal, state, local or foreign), including, without limitation, income, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, capital stock, franchise, withholding, license, customs duty, payroll, employment, unemployment, social security, disability, registration, alternative or add-on minimum, estimated, excise, stamp, or property taxes, together with any interest, penalties or additions to tax imposed with respect thereto.

“Tax Returns” means returns, reports, schedules, forms and similar items required to be filed with any Governmental Authority with respect to any Tax.

“Transfer” means to sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any property or assets (including stock or other ownership interests of subsidiaries).

“Transfer Taxes” has the meaning set forth in Section 7.11.

Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, which shall be the surviving corporation (the “Surviving Corporation”) in the Merger, and the separate corporate existence of Merger Sub shall thereupon cease. The separate corporate existence of the Company with all its properties, rights, powers, privileges, immunities and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the certificate of merger as contemplated by the DGCL (the “Certificate of Merger”) and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, powers, privileges, immunities and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) at the offices of Hodgson Russ LLP, 140 Pearl Street, Buffalo, New York 14202, commencing at 10:00 a.m. local time, on the third (3rd) Business Day after the date on which all of the conditions set forth in ARTICLE VIII have been satisfied or, to the extent permitted by Applicable Law, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of those conditions) in accordance with this Agreement or (b) at such other location, date and time as Parent and the Company may agree upon in writing; provided, however, that notwithstanding the foregoing, Parent shall not be required to effect the Closing until the earlier of: (a) a date during the Marketing Period specified by Parent on no less than three Business Days’ notice to the Company and (b) the date that is one Business Day after the final day of the Marketing Period. The Closing may be consummated by exchanging documents using email, fax or overnight courier rather than at a physical location, if desired by Parent and the Company.

Section 2.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as promptly as reasonably practicable following the Closing on the Closing Date, the parties shall file the Certificate of Merger, together with any required related certificates, filings or recordings, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in the Certificate of Merger (such time, the “Effective Time” and such date, the “Effective Date”).

ARTICLE III

THE SURVIVING CORPORATION

Section 3.1 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company, as the Surviving Corporation, shall be amended and restated in its entirety to read as set forth on Exhibit E. As so amended and restated, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as permitted by Applicable Law, such Certificate of Incorporation and this Agreement (including Section 7.7).

Section 3.2 Bylaws. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as permitted by Applicable Law, such Bylaws and this Agreement (including Section 7.7).

Section 3.3 Directors and Officers. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE IV

EFFECT ON CAPITAL STOCK; PURCHASE PRICE

Section 4.1 Effect on Capital Stock.

(a) (i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by an Accredited Investor (other than any Cancelled Shares and Dissenting Shares or shares that remain outstanding pursuant to Section 4.1(d)) shall, by virtue of this Agreement and without any action on the part of the Company, Parent or Merger Sub or the holders of any shares of Company Common Stock, be automatically converted into and shall thereafter represent the right to receive, upon the terms and subject to the conditions set forth in this Agreement, the Per Share Common Stock Merger Consideration.

(ii) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a Non-Accredited Investor (other than any Cancelled Shares and Dissenting Shares or shares that remain outstanding pursuant to Section 4.1(d)) shall, by virtue of this Agreement and without any action on the part of the Company, Parent or Merger Sub or the holders of any shares of Company Common Stock, be automatically converted into and shall thereafter represent the right to receive, upon the terms and subject to the conditions set forth in this Agreement, the Per Share Common Stock Merger Consideration Cash Value.

(b) From and after the Effective Time, all of the shares of Company Common Stock converted into the right to receive the Per Share Common Stock Merger Consideration or the Per Share Common Stock Merger Consideration Cash Value, as applicable, pursuant to this ARTICLE IV shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (each, a “Certificate”) previously representing any such shares of Company Common Stock (or uncertificated shares as reflected in the books and records of the Company) shall thereafter cease to have any rights with respect to such securities, except the right to receive, upon the terms and subject to the conditions set forth in this Agreement, (i) the Per Share Common Stock Merger Consideration or the Per Share Common Stock Merger Consideration Cash Value, as applicable, (ii) any dividends and other distributions in accordance with Section 4.2(h) and (iii) any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 4.3.

(c) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, or any similar event, the Per Share Common Stock Merger Consideration, the Per Share Common Stock Merger Consideration Cash Value and the consideration payable to holders of Company Options and Restricted Stock Units and to the participants in the Directors’ Deferred Compensation Plan shall be appropriately adjusted to reflect such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend thereon or similar event and provide to the holders of Company Common Stock and holders of Company Options and Restricted Stock Units as of immediately prior to the Effective Time the same economic effect as contemplated by this Agreement prior to such event.

(d) At the Effective Time, all shares of Company Common Stock that are owned by Parent, Merger Sub, any Subsidiary of Parent or Merger Sub, or held in treasury of the Company or owned by the Company (the “Cancelled Shares”) shall be automatically cancelled and retired without any conversion thereof and shall cease to exist and no payment shall be made in respect thereof; provided, that each share of Company Common Stock that is owned by any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time shall remain outstanding.

(e) Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully-paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 4.2 Surrender and Payment.

(a) Promptly after the date hereof, Parent shall appoint an exchange agent reasonably acceptable to the Company or Parent’s transfer agent (the “Exchange Agent”) for the purpose of exchanging Certificates (or uncertificated shares) representing shares of Company

Common Stock for the Per Share Common Stock Merger Consideration or the Per Share Common Stock Merger Consideration Cash Value, as applicable, in accordance with this ARTICLE IV. As promptly as reasonably practicable after the appointment of the Exchange Agent, Parent and the Company will develop and finalize a letter of transmittal (the “Letter of Transmittal”), which shall be in customary form and have such other provisions as to which Parent and the Company may reasonably agree, including customary release language in substance comparable to Section 10.14 hereof and a provision requiring stockholders of the Company to certify whether such stockholder is an Accredited Investor (which Letter of Transmittal shall specify that the delivery of the Per Share Common Stock Merger Consideration or the Per Share Common Stock Merger Consideration Cash Value, as applicable, shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or, for holders of uncertificated shares, upon proper delivery of a fully executed Letter of Transmittal) to the Exchange Agent) for use in effecting delivery of shares of Company Common Stock to the Exchange Agent. At or as promptly as reasonably practicable after finalizing such Letter of Transmittal, Parent shall cause the Exchange Agent to send to each holder of record of shares of Company Common Stock on the date thereof, and from time to time thereafter as requested by Parent or the Company, a Letter of Transmittal, together with instructions for effecting the surrender of Certificates, as applicable, in exchange for the Per Share Common Stock Merger Consideration or the Per Share Common Stock Merger Consideration Cash Value, as applicable.

(b) At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of the holders of shares of Company Common Stock (other than any Cancelled Shares or shares remaining outstanding pursuant to Section 4.1(d)), for exchange in accordance with this ARTICLE IV, evidence of book-entry shares or certificates (which shares of Parent Common Stock shall contain a customary restricted stock legend for unregistered shares until the six-month anniversary of the Effective Time at which time Parent shall cause such legend to be removed provided the holder thereof is not then an Affiliate of Parent and provided further, that the holder thereof is not then a party to or bound by the Stockholders Agreement) representing the number of shares of Parent Common Stock and an amount of cash, in each case, sufficient to pay to the holders of shares of Company Common Stock the Per Share Common Stock Merger Consideration and the Per Share Common Stock Merger Consideration Cash Value (such certificates or book-entry shares for shares of Parent Common Stock and cash in Dollars, together with cash in lieu of fractional shares in accordance with Section 4.3 and any dividends or distributions with respect to the shares of Parent Common Stock in accordance with Section 4.2(h), being hereinafter referred to as the “Exchange Fund”) payable pursuant to Section 4.1 in exchange for outstanding shares of Company Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Per Share Common Stock Merger Consideration and the Per Share Common Stock Merger Consideration Cash Value contemplated to be paid pursuant to Section 4.1 out of the Exchange Fund. Parent agrees to make available to the Exchange Agent from time to time as needed, any cash in lieu of fractional shares of Parent Common Stock to be issued and paid in consideration therefor pursuant to Section 4.3 and any dividends or distributions to which such holder is entitled pursuant to Section 4.2(h) of this Agreement. Except as specified in this Section 4.2, the Exchange Fund shall not be used for any other purpose.

(c) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis in (i) short-term direct obligations of the United States of

America with maturities of no more than 30 days or (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest; provided, that no gain or loss thereon shall affect the amounts payable to the holders of Company Common Stock pursuant to this ARTICLE IV. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(d) Upon the surrender of each such Certificate, if applicable, and a properly completed and duly executed Letter of Transmittal at least two (2) Business Days prior to the Closing Date, the Exchange Agent shall, at the Effective Time, pay the holder of such shares of Company Common Stock the Per Share Common Stock Merger Consideration or the Per Share Common Stock Merger Consideration Cash Value, as applicable, in consideration therefor, and such shares of Company Common Stock and any related Certificate shall forthwith be canceled. Upon the surrender of each such Certificate, if applicable, and a properly completed and duly executed Letter of Transmittal any time after the date that is two (2) Business Days prior to the Closing Date, the Exchange Agent shall, no earlier than at the Closing and as soon as reasonably practicable, pay the holder of such shares of Company Common Stock the Per Share Common Stock Merger Consideration or the Per Share Common Stock Merger Consideration Cash Value, as applicable, in consideration therefor, and such shares of Company Common Stock and any related Certificate shall forthwith be canceled. No interest shall be paid or accrued on any Per Share Common Stock Merger Consideration, the Per Share Common Stock Merger Consideration Cash Value, cash payable in lieu of fractional shares in accordance with Section 4.3 or dividends and other distributions in accordance with Section 4.2(h). Until so surrendered, each such Certificate (other than Certificates representing Cancelled Shares or shares that remain outstanding pursuant to Section 4.1(d)) shall, after the Effective Time, represent for all purposes only the right to receive the Per Share Common Stock Merger Consideration or the Per Share Common Stock Merger Consideration Cash Value, as applicable, cash payable in lieu of fractional shares in accordance with Section 4.3 and dividends and other distributions in accordance with Section 4.2(h).

(e) If payment of the Per Share Common Stock Merger Consideration or the Per Share Common Stock Merger Consideration Cash Value, as applicable, is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or uncertificated share is registered, it shall be a condition of such payment that the Person requesting such payment shall pay, or cause to be paid, any transfer or other Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or uncertificated share, or required for any other reason relating to such holder or requesting Person, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f) At the Effective Time, the share transfer books of the Company shall be closed and thereafter, there shall be no further registration of Transfers of shares of Company Common Stock. From and after the Effective Time, the holders of Certificates (or uncertificated shares) representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common

Stock except the right to receive the consideration provided for, and in accordance with the procedures set forth, in this ARTICLE IV or as otherwise provided herein or by Applicable Law. If, after the Effective Time, Certificates are presented to the Exchange Agent, the Surviving Corporation or Parent, such Certificates shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this ARTICLE IV.

(g) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the holders of shares of Company Common Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its shares of Company Common Stock for the Per Share Common Stock Merger Consideration or Per Share Common Stock Merger Consideration Cash Value, as applicable, in accordance with this Section 4.2 prior to that time shall thereafter look only to Parent for delivery of the Per Share Common Stock Merger Consideration or Per Share Common Stock Merger Consideration Cash Value, as applicable, in respect of such holder’s shares. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any Per Share Common Stock Merger Consideration or Per Share Common Stock Merger Consideration Cash Value, as applicable, or other amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock three years after the Effective Time (or such earlier date prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by Applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(h) No dividends or other distributions with respect to shares of Parent Common Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates until such Certificates (or uncertificated shares of Company Common Stock) are surrendered as provided in this Section 4.2. Following such surrender, subject to the effect of escheat, Tax or other Applicable Law, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(i) Any portion of the consideration payable to holders of Company Common Stock deposited with the Exchange Agent pursuant to this Section 4.2 to pay for Dissenting Shares for which appraisal rights shall have been perfected shall be returned to Parent upon the settlement or final and non-appealable adjudication of any claim for appraisal rights asserted with respect to such Dissenting Shares.

(j) The Per Share Common Stock Merger Consideration or the Per Share Common Stock Merger Consideration Cash Value, as applicable, issued and paid to a holder of Company Common Stock upon conversion of the Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 4.2(h) or Section 4.3) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Common Stock.

Section 4.3 Fractional Shares.

(a) No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of shares of Company Common Stock otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 4.3, a cash payment equal to the number of such fractional shares of Parent Common Stock multiplied by the Closing Parent Common Stock Price. Fractional share interests will not entitle the owner thereof to vote or to any other rights (including the right to receive dividends or other distributions of Parent) of a stockholder of Parent.

(b) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Company Common Stock without interest, subject to and in accordance with Section 4.2.

Section 4.4 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Common Stock Merger Consideration or Per Share Common Stock Merger Consideration Cash Value, as applicable, to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this ARTICLE IV (including any cash payable in respect of such shares in lieu of fractional shares in accordance with Section 4.3 and any dividends or distributions payable in accordance with Section 4.2(h)); provided, that the Person to whom such payments are made shall, as a condition precedent to the payment thereof, indemnify Parent and the Surviving Company against any claim that may be made against Parent, Merger Sub or the Surviving Company with respect to the Certificate claimed to have been lost, stolen or destroyed.

Section 4.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock as to which the holder thereof shall have properly complied with the provisions of Section 262 of the DGCL as to appraisal rights (each, a “Dissenting Share”), if any, such holder shall be entitled to payment, solely from the Surviving Corporation, of the appraisal value of the Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL; provided, however, that if any holder of Dissenting Shares (a) under the circumstances permitted by and in accordance with the DGCL, affirmatively withdraws his, her or its demand for appraisal of such Dissenting Shares, (b) fails to establish his, her or its entitlement to appraisal rights as provided in the DGCL or (c) takes or fails to take any action the consequence of which is that such holder is not entitled to payment of the appraisal value for his, her or its shares under the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon cease to constitute Dissenting Shares and such shares of Company Common Stock shall be deemed converted as of the Effective Time into the right to receive the Per Share Common Stock Merger Consideration or the Per Share Common Stock Merger Consideration Cash Value, as applicable, as provided in this ARTICLE IV. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, (i) voluntarily make any payment with respect to any demands for appraisal for Dissenting Shares, (ii) offer to settle any such demands, (iii) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL or (iv) agree to do any of the foregoing.

Section 4.6 Treatment of Stock Options, Restricted Stock Units and Directors’ Deferred Compensation Plan Shares.

(a) Prior to the Effective Time, the board of directors of the Company (or, if appropriate, any committee thereof) shall take all actions necessary and appropriate to provide that, each option to purchase shares of Company Common Stock (a “Company Option”) shall become exercisable for a reasonable period of time prior to the Effective Time, provide written notice to the holders of the Company Options at least 10 days prior to the Effective Time of the period to exercise the Company Option and that the Company Option will terminate and be of no further force and effect as of the Effective Time. Notwithstanding the foregoing, an outstanding performance based Company Option not previously exercisable will be exercisable only as to the percentage of shares underlying such Company Option in accordance with the achievement by the “Investor” of the Investor’s “Internal Rate of Return” targets set forth in the underlying award agreement evidencing such Company Option (as defined therein) taking into account the transactions contemplated under this Agreement.

(b) Prior to the Effective Time, the board of directors of the Company (or, if appropriate, any committee thereof) shall take all actions necessary and appropriate to provide that, immediately prior to the Effective Time, each Company Option, other than a Rollover Option or a Forfeited Option, granted under the equity incentive plans of the Company or under any and all individual consultant, employee, director, independent contractor, independent sales personnel or distributor agreements (collectively, the “Company Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive, within five (5) Business Days following the Effective Date, in consideration of the cancellation of such Company Option and in settlement therefor, a cash payment equal to the product of (i) the excess of (A) the Per Share Common Stock Merger Consideration Cash Value minus (B) the applicable exercise price per share of Company Common Stock subject to such Company Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Option, and no consideration shall be payable with respect to any Company Option that is out-of-the money. Such payment shall be subject to any withholding or other taxes required by Applicable Law to be withheld.

(c) Prior to the Closing, the board of directors of the Company (or, if appropriate, any committee thereof) shall take all actions reasonably necessary and appropriate to provide that, immediately prior to the Effective Time, each outstanding performance-based Company Option set forth on Section 4.6(c) of the Company Disclosure Letter and each Company Option which has an applicable exercise price per share of Company Common Stock greater than or equal to the Per Share Common Stock Merger Consideration Cash Value (each, a “Forfeited Option”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be cancelled without the payment of any consideration therefor upon the Effective Time.

(d) Prior to the Closing, the board of directors of the Company (or, if appropriate, any committee thereof) shall take all actions necessary and appropriate to provide that, immediately prior to the Closing, each Restricted Stock Unit that is outstanding immediately prior to the Effective Time shall be cancelled and, in exchange therefor, each former holder of any such Restricted Stock Unit shall be entitled to receive, within five (5) Business Days following the Effective Date, in consideration of the cancellation of such Restricted Stock Unit and in settlement therefor, a cash payment equal to the Per Share Common Stock Merger Consideration Cash Value. Such payment shall be subject to any withholding or other taxes required by Applicable Law to be withheld.

(e) Prior to the Closing, the board of directors of the Company (or, if appropriate, any committee thereof) shall take all actions necessary and appropriate to provide that any shares of Company Common Stock to be issued to a participant in the Directors’ Deferred Compensation Plan entitled to distributions of amounts thereunder in connection with the consummation of the Merger who has elected, in accordance with the terms thereof, to receive such amount in the form of shares of Company Common Stock shall have been issued prior to the Effective Time (and will be included in Outstanding Stock and subject to Section 4.1). Prior to the Closing, the Company shall obtain a release (in form reasonably acceptable to Parent and Merger Sub) from each such participant acknowledging the cancellation of such participant’s rights under the Directors’ Deferred Compensation Plan and releasing the Company and its Subsidiaries from any claims such participant may have to any equity ownership in the Company or its Subsidiaries, or payment of any amounts arising in connection therewith, other than the issuance of Company Common Stock in accordance with this Section 4.6(e).

(f) As of the date hereof, the Company has entered into Rollover Option Agreements to be effective as of the Closing with each holder of Rollover Options providing that the Rollover Options held by each such holder will be exchanged at the Closing for fully vested Parent Replacement Options set forth in the applicable Rollover Option Agreement, that will retain the same aggregate spread value as the Rollover Options they were exchanged for, but shall have a per share exercise price equal to approximately 25% of the Closing Parent Common Stock Price with the aggregate number of such Parent Replacement Options correspondingly reduced from the number of Rollover Options, and such Parent Replacement Options shall otherwise have the same terms and conditions as applied to the Rollover Option immediately prior to the Closing (as such Rollover Options were amended to provide that the post-termination exercise period for such Rollover Options on any termination other than a termination for “Cause” (as defined in the applicable award agreement) shall be the balance of the term of such Rollover Options). Notwithstanding the foregoing, the terms of each Rollover Option shall comply with the requirements of Code Section 409(A) and Treasury Regulation 1.409(A)- 1(b)(5)(v)(D).

Section 4.7 Company Transaction Expenses and Funded Debt. Not less than three Business Days prior to the Closing Date:

(a) the Company shall deliver to Parent a written notice (the “Company Transaction Expenses Notice”), setting forth and representing in good faith to Parent the total amount of Company Transaction Expenses as of the Closing. The Company shall use its reasonable best efforts to have all Company Transaction Expenses contained in the Company Transaction Expense Notice and shall update such notice, as necessary, one Business Day prior to Closing. The expenses set forth in the Company Transaction Expense Notice shall be subject to the Parent’s reasonable review and the Company shall consult in good faith with Parent to resolve any disagreement relating to any such expense; provided, that in no event shall the parties’ obligations under Section 2.2 be affected by any such disagreement. The Company Transaction Expenses Notice shall include payment instructions for each Company Transaction Expense due and payable to a third party listed therein and Parent shall pay all such Company Transaction Expenses on the Closing Date; and

(b) the Company shall use its reasonable best efforts to deliver to Parent payoff letters as of the Closing Date that specify the aggregate Funded Debt as of the Closing Date, and provide that any Encumbrances securing such Funded Debt shall be immediately discharged upon receipt by the lender or administrative agent for such Funded Debt of the amount of such Funded Debt and that upon such receipt, (i) Parent or its legal counsel are authorized to file a termination of any financing statements filed by the lender relating to such Funded Debt and (ii) each lender or administrative agent, as applicable, shall promptly execute such additional documents as are necessary to evidence the discharge of such Encumbrances. On behalf of the Surviving Corporation, at or prior to the Effective Time, Parent shall pay by wire transfer of immediately available funds to the account or accounts designated in the relevant payoff letters the amounts set forth therein (including the Debt Payoff Amount and all Breakage Costs related thereto).

Section 4.8 Withholding Rights. Each of Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold, from any of the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to all of the consideration payable to such Person under any provision of federal, state, local or foreign Tax law. To the extent that amounts are so deducted or withheld by Parent, Merger Sub or the Surviving Corporation, as the case may be, and paid over to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock, Company Options or Restricted Stock Units, as applicable, in respect of which such deduction and withholding was made by Parent, Merger Sub or the Surviving Corporation, as the case may be.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Letter (each section or subsection of the Company Disclosure Letter qualifies the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement or the Company Disclosure Letter where its applicability to, relevance as an exception to, or disclosure for purposes of, such other Section or subsection is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 5.1 Corporate Existence. Each of the Company and its Subsidiaries is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of organization with all requisite corporate power and authority to own, lease and operate its properties and assets as they are now being owned, leased or operated and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation or other legal entity and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of the business transacted by it requires it to be so qualified or in good standing, except where the failure to be so qualified and in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent complete copies of the Organizational Documents of the Company and each Significant Subsidiary (within the meaning of Rule 1-02 of Regulation S-X promulgated under the Securities Act) of the Company as of the date hereof and as currently in effect, and the Company and each of its Subsidiaries is not in violation of any provisions of its Organizational Documents in any material respect.

Section 5.2 Authorization. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”), the delivery of the notice required to be delivered by the Company pursuant to Section 228(e) of the DGCL (the “Section 228 Notice”) following receipt of the Company Stockholder Approval and the filing of the Certificate of Merger pursuant to the DGCL, to consummate the transactions contemplated to be consummated by the Company hereby. Except for the approvals described in the following sentence, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated to be consummated by the Company hereby have been duly and validly authorized by all necessary corporate action on behalf of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions to be consummated by the Company contemplated hereby, including the Merger, other than the Company Stockholder Approval, the filing of the Certificate of Merger pursuant to the DGCL and the delivery of the Section 228 Notice following receipt of the Company Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 5.3 Company Financial Statements.

(a) Attached to Section 5.3(a) of the Company Disclosure Letter are accurate and complete copies of: (i) audited consolidated financial statements of Accellent Inc. (the “Operating Company”) and its Subsidiaries for the years ended January 3, 2015, December 31, 2013 and December 31, 2012 (consisting of balance sheets, statements of operations, statements of comprehensive loss, a statement of stockholders’ equity, and statements of cash flows) (the “Annual Financial Statements”); and (ii) unaudited interim consolidated financial statements for the Operating Company and its Subsidiaries for the three months ended April 4, 2015 (consisting of a balance sheet and a statement of operations, loss and stockholders’ equity) (the “Interim Financial Statements” and together with the Annual Financial Statements the “Company Financial Statements”). The balance sheet as of April 4, 2015 (the “Balance Sheet Date”) included in the Interim Financial Statements is hereinafter referred to as the “Balance Sheet.”

(b) Each of the Company Financial Statements was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly presented in all material respects, as applicable, the consolidated financial position of the Operating Company and its Subsidiaries as of the respective dates thereof and the consolidated results of the Operating Company’s and its Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements are subject to normal year end and quarter end adjustments which are not expected to be material). The unaudited interim consolidated financial statements for the Operating Company and its Subsidiaries for the six months ended July 4, 2015 (consisting of a balance sheet and a statement of operations, loss and stockholders’ equity) will be, when issued, prepared in accordance with GAAP applied on a consistent basis throughout the period involved and will, when issued, fairly present in all material respects, as applicable, the consolidated financial position of the Operating Company and its Subsidiaries as of the respective dates thereof and the consolidated results of the Operating Company’s and its Subsidiaries’ operations and cash flows for the periods indicated (except that such unaudited interim financial statements will be subject to normal year end and quarter end adjustments which are not expected to be material).

(c) The Company and its Subsidiaries have established and maintained systems of internal accounting controls with respect to their businesses sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with the general or specific authorization of the management of the Company, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 5.4 Absence of Changes or Events. Except as set forth in Section 5.4 of the Company Disclosure Letter (other than with respect to clause (a)(ii)), (a) since the Balance Sheet Date (i) until the date of this Agreement the businesses of the Company and its Subsidiaries have been conducted only in the Ordinary Course of Business in all material respects and (ii) there has not been a Company Material Adverse Effect and (b) since the Balance Sheet Date until the date of this Agreement, none of the Company or any of its Subsidiaries has taken any action, or failed to take any action, that, if such action were to be taken after the date hereof and prior to the Closing Date, would constitute a breach of any of the covenants contained in sub-clauses (ii)(B), (iii), (iv) (but, in the case of clause (iv), only with respect to incurrence of Funded Debt), (v), (viii), (x), (xii) or (xxi) of Section 7.1(b).

Section 5.5 Capitalization.

(a) Section 5.5(a)(i) of the Company Disclosure Letter sets forth for the Company its authorized capital stock and the amount of its outstanding capital stock as of the date of this Agreement. Section 5.5(a)(ii) of the Company Disclosure Letter sets forth for each Subsidiary of the Company the percentage of capital stock or other equity interests of each such Subsidiary directly or indirectly owned by the Company as of the date of this Agreement. Except as set forth in Section 5.5(a)(ii) of the Company Disclosure Letter, there are no shares of capital stock of or equity interests in a Subsidiary of the Company issued, reserved for issuance or outstanding. All of the outstanding capital stock or other equity interests of each of the Company and its Subsidiaries have, to the extent applicable, been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding capital stock or other equity interests of each of the Company’s Subsidiaries are owned by the Company or another Subsidiary of the Company free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) Section 5.5(b) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of (i) each holder of Company Common Stock, including the number of shares of Company Common Stock held by such holder, and (ii) each holder of Restricted Stock Units, Company Options and awards under the Directors’ Deferred Compensation Plan, specifying, on a holder-by-holder basis (A) the name of each holder and (B) the number of shares of Company Common Stock subject to each such award. Except as set forth in Section 5.5(b) of the Company Disclosure Letter, as of the date of this Agreement, none of the Company or any of its Subsidiaries has outstanding, or is bound by, any subscription, option, warrant, restricted stock units or other right, call, or commitment to issue, or any obligation or commitment to purchase or redeem, any of its authorized capital stock or other equity interests or any securities convertible into or exercisable or exchangeable for any of its authorized capital stock or other equity interests. Except as set forth in Section 5.5(b) of the Company Disclosure Letter, (i) there are no outstanding or authorized equity equivalents, restricted stock awards, restricted stock units, leveraged share awards, stock appreciation, phantom stock, dividend equivalent rights, profit participation, or other equity awards of the Company or any of its Subsidiaries, and (ii) there are no voting trusts, stockholder agreements, proxies, or other similar Contracts with respect to the voting of the capital stock or other voting equity interest of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party.

(c) Except (x) as set forth in Section 5.5(c)(i) of the Company Disclosure Letter, (y) for the interests in the Subsidiaries of the Company and (z) for marketable securities and similar interests none of the Company or any of its Subsidiaries owns any material direct or indirect equity or other ownership interest in any Person or has any obligation to make any material investment (in the form of a capital contribution or otherwise) in any Person. Except as set forth in Section 5.5(c)(ii) of the Company Disclosure Letter, as of the date of this Agreement, none of the Company or any of its Subsidiaries has any Funded Debt.

Section 5.6 Consents and Approvals. Neither the execution, delivery, and performance of this Agreement by the Company nor the consummation of the transactions contemplated hereby by the Company will require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (a) for applicable requirements, if any, of state securities or “blue sky” laws, the notification requirements of the HSR Act or the Competition Laws set forth in Section 5.6 of the Company Disclosure Letter (the “Required Foreign Filings”), (b) consents, approvals, authorizations, permits, filings or notifications as may arise in connection with the Financing or as a result of facts or circumstances relating to Parent or its Affiliates or Applicable Laws or Contracts binding on Parent or its Affiliates, (c) the filing and recordation of the Certificate of Merger as required by the DGCL and delivery of the Section 228 Notice following receipt of the Company Stockholder Approval or (d) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.

Section 5.7 No Violations. Except as set forth in Section 5.7 of the Company Disclosure Letter, neither the execution, delivery, and performance of this Agreement by the Company nor the consummation of the transactions contemplated to be consummated by the Company hereby will (a) contravene or violate any Applicable Law to which the Company or any of its Subsidiaries is subject or by which any of their respective properties or assets are bound (assuming all authorizations, approvals, consents, registrations and filings contemplated in Section 5.6 have been obtained or made, as applicable), (b) violate or conflict with any provision of the Organizational Documents of the Company or any of its Subsidiaries, (c) violate, conflict with, result in the breach of or default under, or an event that, with or without notice or lapse of time or both, would constitute a default under, or require the consent of any other party to, any Real Property Lease or Material Contract to which the Company or any of its Subsidiaries is a party or any Material Permit held by the Company or any of its Subsidiaries or by which any of their respective assets or properties are bound or give any other party to such Real Property Lease or Material Contract the right to terminate, amend, cancel or accelerate the rights or obligations of the Company or any of its Subsidiaries thereunder, or result in the loss of any benefit of the Company or any of its Subsidiaries under any Real Property Lease or Material Contract to which the Company or any of its Subsidiaries is a party or any Material Permit held by the Company or any of its Subsidiaries or by which any of their respective assets or properties are bound, or (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) upon or with respect to any of the properties or assets of the Company or any of its Subsidiaries, other than in the case of clauses (a), (b) (with respect to the Company’s Subsidiaries), (c) and (d), for any violation, conflict, breach, default, consent, termination, amendment, cancellation, acceleration, loss of benefits or Encumbrances which would not have a Company Material Adverse Effect.

Section 5.8 Litigation. Except as set forth in Section 5.8 of the Company Disclosure Letter or as would not have a Company Material Adverse Effect (a) none of the Company or any of its Subsidiaries is a party to any pending Proceeding or, to the Knowledge of the Company, any threatened Proceeding, and (b) none of the Company or any of its Subsidiaries is subject to any Order of, settlement agreement or other similar written agreement with, any Governmental Authority under which the Company or any such Subsidiary has any outstanding obligations.

Section 5.9 Affiliate Agreements. Section 5.9 of the Company Disclosure Letter lists all agreements and transactions to which the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (other than the Company or its Subsidiaries), any immediate family member of such Affiliate or any holder of more than 5% of the Company Common Stock, on the other hand, are parties (each, an “Affiliate Agreement”) other than employee agreements and agreements entered into under any Benefit Plan (which shall not be deemed Affiliate Agreements). No Affiliate of the Company (other than the Company or its Subsidiaries) or stockholder of the Company owns any material asset used by the Company or any of its Subsidiaries in their respective businesses.

Section 5.10 Compliance with Laws; Permits. Except as would not have a Company Material Adverse Effect, (a) each of the Company and its Subsidiaries is and has been since January 1, 2013 in compliance with, and not in violation of, any Applicable Law applicable to the Company or such Subsidiary or Contract to which a Governmental Authority (other than in its capacity as a customer of the Company or any of its Subsidiaries or otherwise in its capacity as a commercial actor) and the Company or such Subsidiary is a party or by which any of the assets or properties of the Company or any of its Subsidiaries is bound or Permit that is held by the Company or any such Subsidiaries (each a “Company Permit”) and (b) since January 1, 2013 through the date of this Agreement, none of the Company or any of its Subsidiaries has received written notice alleging any violations of any Applicable Law, Company Permit or Contract with a Governmental Authority (other than in its capacity as a customer of the Company or any of its Subsidiaries or otherwise in its capacity as a commercial actor) applicable to the Company or any such Subsidiary or by which any of their respective assets or properties are bound. Each of the Company and its Subsidiaries holds all Company Permits and all such Company Permits are valid and in full force and effect, except for such Company Permits the failure of which to hold or to be valid or in full force and effect would not have a Company Material Adverse Effect. Since January 1, 2013, none of the Company or any of its Subsidiaries has received any written notice of any Proceeding before any Governmental Authority threatening the validity, revocation, withdrawal, suspension, cancellation or modification of a Material Permit, and no such Proceeding before any Governmental Authority is pending or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except for such Company Permits that if invalid, revoked, withdrawn, suspended, canceled or modified would not have a Company Material Adverse Effect. Notwithstanding anything contained in this Section 5.10, no representation or warranty shall be deemed to be made in this Section 5.10 in respect of compliance with ERISA, the Foreign Corrupt Practices Act, Environmental Laws, Food and Drug Laws, Health Care Laws or Applicable Laws governing Taxes, employee benefits or the employment of labor, which are contained in other Sections of this Agreement.

Section 5.11 Absence of Undisclosed Liabilities. The Company and its Subsidiaries do not have any liabilities, whether accrued, absolute, contingent, direct or indirect or otherwise, except for liabilities (a) disclosed, reflected or accrued on or reserved against in the Balance Sheet, (b) arising in the Ordinary Course of Business since the Balance Sheet Date, (c) which would not have a Company Material Adverse Effect, individually or in the aggregate, or (d) incurred in connection with this Agreement or the transactions contemplated hereby. The

Company, Accellent Holdings Corp. and Accellent Acquisition Corp. have never had business operations, have been and are non-operating holding companies and have no separate assets or liabilities of any nature other than the Company’s ownership of outstanding shares of Accellent Holdings Corp., Accellent Holdings’ ownership of the outstanding shares of Accellent Acquisition and Accellent Acquisition’s ownership of the outstanding shares of the Operating Company.

Section 5.12 Material Contracts.

(a) Except for this Agreement and the Real Property Leases, Section 5.12 of the Company Disclosure Letter sets forth as of the date of this Agreement each written Contract to which the Company or any of its Subsidiaries is a party to or bound by as of the date of this Agreement, of the type described in any of the following clauses (collectively, the “Material Contracts”):

(i) any Contract (other than between or among (x) the Company and its wholly owned Subsidiaries or (y) wholly owned Subsidiaries of the Company) relating to outstanding Indebtedness pursuant to which the Company or any of its Subsidiaries is liable or obligated for an amount in excess of Eight Million Dollars ($8,000,000);

(ii) any Contract that (A) restricts the Company or any of its Subsidiaries from participating or competing in any line of business, market or geographic area, (B) contains most favored customer pricing provisions in favor of the counterparty of the Company or Company Subsidiary or (C) provides for “exclusivity” or any similar requirement or “most favored nation” or similar rights in favor of the counterparty of the Company or any Company Subsidiary, in the case of each of sub clauses (A), (B) and (C), that is material to the businesses of the Company and its Subsidiaries, taken as a whole, except for any such Contract (x) that may be canceled without any material payment by the Company or any such Subsidiary upon notice of ninety (90) or fewer days, (y) between the Company and any of its Subsidiaries, on the one hand, and a distributor or sales agent, sales representative or similar Person, on the other hand or (z) between or among (1) the Company and its wholly owned Subsidiaries or (2) wholly owned Subsidiaries of the Company);

(iii) any joint venture, partnership, joint research, joint development or joint marketing or similar Contract (other than between or among (x) the Company and its wholly owned Subsidiaries or (y) wholly owned Subsidiaries of the Company), in each case, that is material to the businesses of the Company and its Subsidiaries, taken as a whole;

(iv) any Contract (A) that is a master supply agreement with any of the top ten (10) customers (determined by revenue) of the Company and its Subsidiaries and (B) with any of the top ten (10) raw material suppliers (determined by the cost of items purchased) of the Company and its Subsidiaries, in each case on a consolidated basis for the twelve-month period ended December 31, 2014, other than any customer, distribution or sales Contract in a form substantially similar to the form of any such agreement made available to Parent;

(v) any license (other than between or among (x) the Company and its wholly owned Subsidiaries or (y) wholly owned Subsidiaries of the Company) that is material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries has (A) acquired the right to use any Intellectual Property from any third party (but excluding licenses for commercially available software or software-as- a-service), or (B) granted to any third party any license to use any Owned Company Intellectual Property, other than, in the case of each of sub-clauses (A) and (B), licenses or grants of rights ancillary to commercial agreements (including manufacturing, customer, supply, distribution, retail, development, marketing and similar agreements) entered into in the Ordinary Course of Business;

(vi) any Contract (other than between or among (x) the Company and its wholly owned Subsidiaries or (y) wholly owned Subsidiaries of the Company) with respect to (A) a merger, acquisition or disposition of capital stock or other equity interest of any Person or (B) an acquisition or disposition of assets of any Person, in each case, for aggregate consideration in excess of Five Million Dollars ($5,000,000) (other than any Contract relating to a transaction that has been consummated or terminated without any material continuing obligations or liabilities);

(vii) any Collective Bargaining Agreements; or

(viii) any Contract under which payments by or to the Company or any of its Subsidiaries were made in excess of $2,500,000 for the twelve-month period ended December 31, 2014 and under which the Company or any of its Subsidiaries has any “take or pay” or minimum purchase obligation, in each case, that is material to the businesses of the Company and its Subsidiaries, taken as a whole, except for any such Contract that may be canceled without any payment by the Company or any such Subsidiary upon notice of ninety (90) or fewer days.

(b) (i) Each Material Contract is in full force and effect and constitutes the legal, valid and binding obligation of the Company and its Subsidiaries party thereto, as applicable, and, to the Knowledge of the Company, of each other party thereto, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles, (ii) none of the Company or any of its Subsidiaries party to or, to the Knowledge of the Company, any other party to a Material Contract is in default under or in breach or violation in any material respect of any such Material Contract, (iii) there has not occurred any event or events that, with notice or lapse of time or both, would constitute a default, breach or violation in any material respect by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party, under any Material Contract and (iv) none of the Company or any of its Subsidiaries has received any written claim or notice of default, termination or cancellation under any Material Contract (other than a notice of termination or cancellation upon the expiration or lapse of a Material Contract in accordance with the terms thereof). A true, correct and complete copy of each written Material Contract has been made available to Parent; provided, however, that the Company may redact any competitively sensitive information from any such copy.

Section 5.13 Employee Benefit Matters.

(a) Section 5.13(a) of the Company Disclosure Letter lists each “employee benefit plan,” as defined in Section 3(3) of ERISA, and all other material employee benefit, employment, pension, retention, bonus, incentive, equity incentive, deferred compensation, stock purchase, stock option, severance, change in control, medical and other welfare and fringe benefit plans, agreements, contracts, schemes, programs, funds, commitments or arrangements, whether written or oral, qualified or nonqualified, funded or unfunded, which provide compensation or benefits to any current or former employee, director, officer, consultant, independent contractor, independent sales personnel or distributor of the Company or any of its Subsidiaries in the United States and (i) which are maintained or contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries, (ii) to which the Company or any of its Subsidiaries is a party or (iii) to which the Company or any of its Subsidiaries may otherwise have any liability (contingent or otherwise), in each case other than Non-U.S. Benefit Plans (collectively, the “Benefit Plans”). With respect to each Benefit Plan, the Company has made available to Parent a true and complete copy of the following, to the extent applicable: (A) the most recent summary plan description for each Benefit Plan for which a summary plan description is required; (B) such Benefit Plan, and each trust, annuity contract, insurance contract or other funding arrangement and administrative services agreement relating to such Benefit Plan; (C) the most recent annual report (Form 5500) for each Benefit Plan for which such report is required to be filed; (D) the most recent actuarial report for each Benefit Plan for which such a report is required under ERISA; (E) the most recent determination letter issued by the IRS with respect to each Benefit Plan intended to qualify under Section 401(a) of the Code; (F) the most recent coverage and nondiscrimination test performed under the Code (including 401(k) and 401(m) tests); (G) all other filings made with any Governmental Authority during the prior three years, including, but not limited to, any filings under the Voluntary Compliance Resolution or Closing Agreement Program, the Department of Labor Delinquent Filer Voluntary Compliance Program, or the Department of Labor Voluntary Fiduciary Correction Program.

(b) Each Benefit Plan has been operated in all material respects in accordance with its terms, Applicable Laws, and any other applicable instruments. The Company or its Subsidiaries have made all required contributions under each Benefit Plan on a timely basis or, if not yet due or if an unfunded Benefit Plan, adequate accruals therefore have been provided for in the Company Financial Statements. Each Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS and, to the Knowledge of the Company, no events or omissions have occurred that would adversely affect the qualified status of any Benefit Plan. There are no Proceedings by a Governmental Authority or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened against the Benefit Plans, or any administrator or fiduciary thereof, which could result in any material liability to the Company or any of its Subsidiaries. Each Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is, or will prior to Closing be, in documentary compliance with and has been operated and administered in compliance with Section 409A of the Code and any proposed and final guidance under Section 409A of the Code. Each Company Option was granted with an exercise price that was not less than the fair market value of the underlying common stock on the date the Company Option was granted based upon a reasonable valuation method.

(c) Except as set forth in Section 5.13(c) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries nor any of their ERISA Affiliates has maintained, contributed to, or otherwise has had any liability (contingent or otherwise) in the past six years with respect to any plans that are subject to Title IV of ERISA. None of the Company or any of its Subsidiaries nor any of their ERISA Affiliates has in the past six years maintained, been a participating employer, contributed to, or had any obligation to contribute to, or has had in the past six years any liability (contingent or otherwise) with respect to any multiemployer plan (as defined in Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code).

(d) None of the Company or any of its Subsidiaries has any material liability in respect of, or obligation to provide, post-employment welfare benefits (including health, medical or life insurance) for former employees of the Company or any of its Subsidiaries except (i) continuation coverage required under Section 4980B of the Code, (ii) coverage or benefits the entire cost of which is borne by the former employee (or eligible dependents or beneficiaries) or (iii) coverage or benefits under the Benefit Plans.

(e) Except as set forth in Section 5.13(e) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby or thereby, will (either alone or together with any other event) (i) constitute a stated triggering event under any Benefit Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any employee of the Company or any of its Subsidiaries, (ii) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any employee of the Company or any of its Subsidiaries, (iii) cause any individual to accrue or receive additional benefits, services or accelerated rights to payment of benefits under any Benefit Plan, (iv) directly or indirectly cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund or otherwise provide for benefits for any individual, (v) trigger or impose any restrictions or limitations on the right of the Company or any of its Subsidiaries to amend or terminate any Benefit Plan, or (vi) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(f) Except as would not result in or reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, none of the Company or any of its Subsidiaries nor any of their ERISA Affiliates nor any of their employees, members, managers, stockholders or directors has engaged in any transaction in connection with which any of them would be subject either to a civil penalty assessed pursuant to Section 502 of ERISA or a Tax imposed by Section 4975 of the Code.

(g) Section 5.13(g) of the Company Disclosure Letter lists each Non-U.S. Benefit Plan. Each Non-U.S. Benefit Plan is in compliance in all material respects with Applicable Law and has been administered and operated in all material respects in accordance with its terms. To the Knowledge of the Company, each Non-U.S. Benefit Plan that is intended to qualify for special tax treatment meets the requirements for such treatment and no event has occurred and no condition exists that would reasonably be expected to result in the loss or revocation of such status. Except as would not result in or reasonably be expected to result in a material liability to the Company or any of its Subsidiaries: (i) none of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any other person has breached any fiduciary duty under Applicable Law with respect to any Non-U.S. Benefit Plan, (ii) no claim, action or litigation has been made, commenced or, to the Knowledge of the Company, threatened in writing with respect to any Non-U.S. Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of such denied claims), (iii) each Non-U.S. Benefit Plan that provides for pension benefits is funded in compliance with all Applicable Laws and (iv) to the Knowledge of the Company, each Non-U.S. Benefit Plan required to be registered with applicable Governmental Authorities has been so registered and has been maintained in good standing with the applicable Governmental Authorities.

Section 5.14 Environmental Matters. Except as set forth in Section 5.14 of the Company Disclosure Letter or as would not have a Company Material Adverse Effect:

(a) the Company and its Subsidiaries are, and since January 1, 2013 have been in compliance with Environmental Laws, and have obtained, and are in compliance with, all Permits required of them under any Environmental Law;

(b) to the Knowledge of the Company, no transfers of any Permits issued under any Environmental Law, and no consents necessary for such transfer of any Permit under any Environmental Law, will be required to permit Parent to conduct the business and operations of the Company and its Subsidiaries, in compliance with all applicable Environmental Laws as of the Closing Date;

(c) since January 1, 2013, none of the Company or any of its Subsidiaries has received any written notice or demand letter (i) regarding any Release or threatened Release of Hazardous Substances or (ii) alleging any violation of any Environmental Law or the terms or conditions of any environmental Permit, in each case which matter remains unresolved;

(d) there are no Proceedings pending, or, to the Knowledge of the Company, threatened in writing before or by any Governmental Authority, against the Company or any of its Subsidiaries with respect to any violation of any Environmental Law or any terms or conditions of any environmental Permit;

(e) none of the Company or any of its Subsidiaries has assumed, by Contract or operation of Applicable Law, any obligation or liability of any other Person under any Environmental Law, or is subject to any Order under any Environmental Law; and

(f) as of the date of this Agreement, to the Knowledge of the Company, no facts, circumstances or conditions exist with respect to any real property at any time owned, leased or operated by the Company or any of its Subsidiaries or with respect to the past or present business or operations of the Company or any of its Subsidiaries which would reasonably be expected to give rise to liability under any Environmental Law.

Section 5.15 Property and Assets.

(a) Section 5.15(a) of the Company Disclosure Letter sets forth a correct and complete list of all real property owned in fee by the Company or any of its Subsidiaries as of the date of this Agreement (the “Owned Real Property”). The Company and its Subsidiaries have good and marketable fee simple title, as applicable, in and to the Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances, and enjoy peaceful and undisturbed possession of the Owned Real Property. As of the date of this Agreement, to the Knowledge of the Company, no condemnation, requisition or taking by any public authority has been threatened in writing or contemplated, and the Company has not received any written notice of any such condemnation, requisition or taking by a Governmental Authority with respect to the Owned Real Property. Except for this Agreement, (i) none of the Owned Real Property is subject to any commitment for sale and (ii) except as would not have a Company Material Adverse Effect, the buildings and material improvements on the Owned Real Property (including, without limitation, the heating, air conditioning, mechanical, electrical and other systems used in connection therewith) are in a reasonable state of repair (normal wear and tear excepted).

(b) Section 5.15(b) of the Company Disclosure Letter sets forth a correct and complete list of all leases, subleases, rental or occupancy agreements with respect to any Real Property to which the Company or any of its Subsidiaries is a party as of the date hereof, whether as landlord or as tenant under which the base annual rental payments exceed $500,000 (collectively, “Real Property Leases”). Each Real Property Lease represents, as of the date of this Agreement, the entire agreement between the tenants and the landlords thereunder with respect to the respective leasehold demised by a Real Property Lease (each, a “Leased Real Property”). Correct and complete copies of each Real Property Lease have been made available to Parent. Except as set forth on Section 5.15(b) of the Company Disclosure Letter or as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries that are tenants have good and valid leasehold interests in the Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances, (ii) each Real Property Lease is in full force and effect and constitutes the legal, valid and binding obligation of the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, of each other party thereto, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles and (iii) none of the Company or any of its Subsidiaries and, to the Knowledge of the Company, no other party to a Real Property Lease is in default under or in breach of any such Real Property Lease, there has not occurred any event or events which, with the lapse of time or the giving of notice, or both, would constitute a default by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party under any such Real Property Leases.

(c) Except (x) as would not have a Company Material Adverse Effect or (y) as disposed of after the date hereof in the Ordinary Course of Business or in accordance with Section 7.1(b)(xi), each of the Company and its Subsidiaries has valid title to, or valid leasehold or sublease interests or other comparable contract rights in, all of its tangible properties and assets that do not constitute real property and that are owned or leased by it and necessary for the conduct of its business as currently conducted, free and clear of all Encumbrances, other than Permitted Encumbrances.

Section 5.16 Employment and Labor.

(a) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries (i) are and, since January 1, 2013, have been in compliance with all Collective Bargaining Agreements and all Applicable Laws related to the employment of labor, including those related to wages, hours, classification, immigration, health, safety and collective bargaining, and (ii) are not and, since January 1, 2013, have not been engaged in any unfair labor practice.

(b) (i) None of the Company or any of its Subsidiaries is subject to any pending, or to the Knowledge of the Company, threatened, (x) to the knowledge of the Company, union organizing or election activity or (y) strikes, slowdowns, work stoppages, unfair labor practice charges or collective labor disputes, and (ii) no such strikes, slowdowns, work stoppages, unfair labor practice charges or collective labor disputes have occurred since January 1, 2013.

Section 5.17 Insurance. Section 5.17 of the Company Disclosure Letter lists each material insurance policy maintained by or on behalf of the Company or its Subsidiaries and a copy of each such policy has been made available to Parent prior to the date hereof. Except as would not have a Company Material Adverse Effect, (a) each material insurance policy covering the Company or any of its Subsidiaries is in full force and effect and (b) none of the Company or any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default under, or permit termination or modification by the insurer of, any such insurance policy. As of the date of this Agreement, there is no claim pending under such insurance policies as to which coverage has been questioned, denied or disputed by the insurers under such insurance policies, except for such claims which would not have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, there has been no threatened termination of any of such insurance policies by any insurer thereunder, each of the Company and its Subsidiaries is, and since January 1, 2013 has been, insured with respect to its assets and properties and the conduct of its business in such amounts and against such risks as are in its reasonable judgment sufficient for compliance with Applicable Law and as are adequate to protect its assets and properties and the conduct of its business.

Section 5.18 Intellectual Property Matters.

(a) Section 5.18(a)(i) of the Company Disclosure Letter contains a correct and complete list of all registrations and applications for Owned Company Intellectual Property.

(b) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries solely own or co-own, or have a valid license to use, all of the Company Intellectual Property free and clear of all Encumbrances, other than Permitted Encumbrances.

(c) Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, (i) all Company Registered Intellectual Property is valid, subsisting and enforceable and (ii) none of the Company Registered Intellectual Property is the subject of any Proceeding or other challenge before any Governmental Authority to the validity, subsistence or enforceability of such Company Registered Intellectual Property except in connection with the prosecution in the Ordinary Course of Business of applications before the United States Patent and Trademark Office or any equivalent Governmental Authority.

(d) Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, the use or practice of the Company Intellectual Property in the conduct of the business of the Company and its Subsidiaries as currently conducted (including in such conduct of the business, the sale of products of the Company or any of its Subsidiaries) does not infringe, misuse, violate or constitute misappropriation of any Intellectual Property of any other Person. Except as would not have a Company Material Adverse Effect, there are no Proceedings pending alleging the infringement, misuse, violation, or misappropriation of any Intellectual Property of any other Person by the Company or any of its Subsidiaries. Except as would not have a Company Material Adverse Effect, since January 1, 2013, none of the Company or any of its Subsidiaries has received any written notice of any such infringement, misuse, violation, or misappropriation, nor, to the Knowledge of the Company, are any Proceedings threatened in writing alleging any such infringement, misuse, violation, or misappropriation, other than with respect to any such claim that has been satisfactorily resolved.

(e) Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, no Person is infringing upon, misusing, violating, or misappropriating any Owned Company Intellectual Property.

(f) With respect to each item of Company Registered Intellectual Property, payment of all necessary registration, maintenance, annuities and renewal fees in connection with such Company Registered Intellectual Property has been made as necessary in accordance with Applicable Law, for the purpose of maintaining the registration of such Company Registered Intellectual Property, except as would not have a Company Material Adverse Effect.

(g) Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, no employee, independent contractor or agent of each of the Company and its Subsidiaries is in default or breach of any employment agreement, non- disclosure agreement, assignment of invention agreement, or similar agreement or policy, in each case relating to non-disclosure or assignment of Owned Company Intellectual Property.

(h) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries own or have a valid lease or license to use all computer systems, networks, hardware, middleware, firmware, servers, software, databases, websites and equipment used to process, store, maintain and operate data, information, and functions to the extent used in connection with the Company’s and its Subsidiaries’ business operations (the “Company IT Systems”), and such Company IT Systems perform as reasonably required in connection with the operation of the business of the Company and its Subsidiaries as now being conducted. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have implemented commercially reasonable back-up, security and disaster recovery measures.

(i) Except as would not have a Company Material Adverse Effect, since January 1, 2013: (i) the Company and its Subsidiaries are complying and have complied with all applicable statutes and regulations relating to privacy, data protection, and the collection and use of personal information; (ii) none of the Company or any of its Subsidiaries has received any written notice of any Proceeding alleging a violation of such statutes or regulations nor, to the Knowledge of the Company, is any such Proceeding threatened against the Company or any of its Subsidiaries; and (iii) to the Knowledge of the Company, there has been no loss or breach of security of personally identifiable information maintained by or on behalf of the Company or any of its Subsidiaries.

Section 5.19 Taxes.

(a) Except as would not have a Company Material Adverse Effect, all Tax Returns for all periods ending on or before the Closing Date that are or were required to be filed by, or on behalf of, the Company and its Subsidiaries have been or will be filed on a timely basis. Except as would not have a Company Material Adverse Effect, all such Tax Returns are true, correct and complete.

(b) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have timely paid, or made provision for the timely payment of, all Taxes due and payable, except such Taxes, if any, that are being contested in good faith and as to which adequate reserves have been provided in accordance with the requirements of GAAP. Except as would not have a Company Material Adverse Effect, where payment for a Tax of the Company or its Subsidiaries is not yet due, the charges, accruals and reserves with respect to Taxes on the books of the Company and its Subsidiaries are adequate in accordance with the requirements of GAAP. None of the Company or any of its Subsidiaries has given or is subject to any waiver or extension of a statute of limitations with respect to any material Tax.

(c) All material Taxes that the Company and its Subsidiaries are or were required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Authority.

(d) There are no tax sharing agreements or similar arrangements (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries), including indemnification agreements or arrangements, that will require that any material payment be made by the Company and its Subsidiaries on or after the Closing Date with respect to Taxes imposed on any Person other than the Company and its Subsidiaries; provided, however, that this paragraph (d) shall not include any Tax payable pursuant to any agreement or arrangement entered into in the Ordinary Course of Business of the Company and its Subsidiaries.

(e) Except as would not have a Company Material Adverse Effect, none of the Company or any of its Subsidiaries has (i) agreed to or are required to make any adjustment pursuant to Section 481(a) of the Code, (ii) knowledge that the IRS has proposed any such adjustment or change in accounting method with respect to the Company or any of its Subsidiaries or (iii) an application pending with any Governmental Authority requesting permission for any change in accounting method, in each case, that would increase the Company’s or any of its Subsidiaries’ liability for Taxes in a taxable period or portion thereof beginning after the Closing Date.

(f) The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(g) None of the Company or any of its Subsidiaries will be required to include any item of material income or gain in, or be required to exclude any material item of deduction of loss from, any period ending after the Closing Date as a result of any (i) closing or similar agreement with any taxing authority executed on or prior to the Closing Date, (ii) installment sale or open transaction made on or prior to the Closing Date, (iii) election under Section 108(i) of the Code or (iv) prepaid amount received prior to the Closing Date.

(h) As of the date of this Agreement, no written claim has been made by any Governmental Authority in a jurisdiction where the Company and its Subsidiaries do not file a Tax Return, either separately or as a member of an affiliated, combined, unitary, consolidated or similar group of corporations, that the Company and its Subsidiaries, either separately or as a member of an affiliated, combined, unitary, consolidated or similar group of corporations, is or may be subject to a material amount of Tax in that jurisdiction.

Section 5.20 Regulatory Compliance. Except as disclosed in Section 5.20 of the Company Disclosure Letter:

(a) As to each product subject to the Federal Food, Drug, and Cosmetic Act, as amended (including the rules and regulations promulgated thereunder, the “FDCA”), or similar Applicable Laws in any foreign jurisdiction (the FDCA and such similar Applicable Laws, collectively, the “Regulatory Laws”) that is developed, manufactured, tested, distributed or marketed by the Company or any of its Subsidiaries (or, for purposes of Section 6.14, developed, manufactured, tested, distributed or marketed by Parent or any of its Subsidiaries, in each case as the context so requires, a “Medical Device”), each such Medical Device is being developed, manufactured, tested, distributed or marketed in compliance with all applicable requirements under the Regulatory Laws, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, except for failures to be in compliance that would not have a Company Material Adverse Effect. As of the date of this Agreement, none of the Company or any of its Subsidiaries has received any written notice from the Federal Food and Drug Administration (the “FDA”) or any other Governmental Authority that remains uncured and unresolved (i) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any products of the Company or any of its Subsidiaries or (ii) otherwise alleging any material violation of any Regulatory Law applicable to any Medical Device.

(b) (i) Since January 1, 2013, no Medical Device has been recalled, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise), except for a recall, withdrawal, suspension, seizure or discontinuation that would not have a Company Material Adverse Effect and (ii) to the

Company’s Knowledge, none of the actions described in the immediately preceding clause (i) is under consideration with respect to any Medical Device. As of the date of this Agreement, there is no Proceeding against the Company or any of its Subsidiaries in the United States or outside of the United States seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device.

(c) The Company and its Subsidiaries are in compliance with all applicable registration and listing requirements set forth in Sec. 510 of the FDCA (21 U.S.C. § 360) and 21 C.F.R. Part 807 and all other Regulatory Laws, except for failures to be in compliance that would not have a Company Material Adverse Effect.

(d) None of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA, failed to disclose a material fact required to be disclosed to the FDA, or committed an act, made a material statement, or failed to make a material statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in the FDA’s Compliance Policy Guide, Section 120.100 (CPG 7150.09). None of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by Sec. 306 of the FDCA (21 U.S.C. § 335a(a)) or authorized by Sec. 306 of the FDCA (21 U.S.C. § 335a(b)). None of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”).

(e) Since January 1, 2013 through the date of this Agreement, none of the Company or any of its Subsidiaries has received any written notice that the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action to (i) withdraw its approval of any Medical Device, (ii) enjoin production of any Medical Device or (iii) enjoin the production of any Medical Device produced at any facility where any Medical Device is manufactured, tested or packaged.

Section 5.21 Foreign Corrupt Practices Act.

(a) None of the Company or any of its Subsidiaries, any of their respective officers or employees, or, to the Knowledge of the Company, any supplier, distributor, licensee or agent or any other Person acting on behalf of the Company or any of its Subsidiaries, directly or indirectly, has, since January 1, 2013, (i) made or offered to make or received any direct or indirect payments in material violation of any Applicable Law (including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit or thing of value to or from any employee, official or agent of any Governmental Authority where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit or thing of value, or the purpose thereof, was illegal in any material respect under any Applicable Law (including the United States Foreign Corrupt Practices Act), or (ii) provided or received any product or services in material violation of any Applicable Law (including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010). There are no pending internal investigations by the Company or any of its Subsidiaries and, to the Knowledge of the Company, no pending Proceedings, in each case, regarding any action or any allegation of any action described above in this Section 5.21(a).

(b) The operations of the Company and its Subsidiaries are and have been conducted at all times since January 1, 2013 in compliance in all material respects with applicable financial recordkeeping, reporting and internal control requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”). No Proceeding by or before any Governmental Authority that is material to the Company and its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is any investigation by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws pending or threatened.

(c) None of the Company or any of its Subsidiaries nor any of their respective Representatives or Affiliates (nor any Person or entity acting on behalf of any of the foregoing) is currently subject to any material sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury. No Proceeding by or before any Governmental Authority that is material to the Company and its Subsidiaries with respect to any such sanctions is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is any investigation by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to any such sanctions pending or threatened.

Section 5.22 State Takeover Statutes. Prior to the date of this Agreement, the Company and its board of directors have taken all action necessary to exempt under or make not subject to (i) the provisions of Section 203 of the DGCL, (ii) any other applicable Takeover Law or (iii) any provision of the Organizational Documents of the Company and its Subsidiaries that would require any corporate approval other than that otherwise required by the DGCL or other Applicable Law, each of the execution of this Agreement, the Merger and any of the other transactions contemplated by this Agreement. The Company does not have in effect any “poison pill” or shareholder rights plan.

Section 5.23 No Brokers. No broker, investment banker or finder is entitled to any brokerage or finder’s fee or other commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 5.24 No Additional Representations. Except as otherwise expressly set forth in this ARTICLE V, neither the Company nor any of its Subsidiaries, nor any other Person acting on their behalf, makes any representations or warranties of any kind or nature, express or implied, in connection with the transactions contemplated by this Agreement, including any representations or warranties with respect to any projections, forecasts, estimates or budgets of future revenues, future results of operations or future financial condition (or any component thereof) of any of the Company or any of its Subsidiaries

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the Parent Disclosure Letter (each section or subsection of the Parent Disclosure Letter qualifies the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement or the Parent Disclosure Letter where its applicability to, relevance as an exception to, or disclosure for purposes of, such other Section or subsection is reasonably apparent on its face), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 6.1 Corporate Existence. Each of Parent and its Subsidiaries is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of organization with all requisite corporate power and authority to own, lease and operate its properties and assets as they are now being owned, leased or operated and to carry on its business as presently conducted. Each of Parent and its Subsidiaries is duly qualified to do business as a foreign corporation or other legal entity and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of the business transacted by it requires it to be so qualified or in good standing, except where the failure to be so qualified and in good standing would not have a Parent Material Adverse Effect. Parent has made available to Company complete copies of the Organizational Documents of Parent and each of its Subsidiaries as of the date hereof and as currently in effect, and none of Parent and its Subsidiaries is in violation of any provisions of such Organizational Documents in any material respect.

Section 6.2 Authorization. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on behalf of Parent and Merger Sub. No other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, other than the filing of the Certificate of Merger pursuant to the DGCL. No vote of the holders of any class or series of capital stock or other equity interests or securities of Parent or any of its Subsidiaries is necessary to adopt this Agreement or consummate any of the transactions contemplated by this Agreement, including the issuance of the shares of Parent Common Stock to be issued in the Merger. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 6.3 Absence of Changes or Events. Since December 31, 2014, (i) until the date of this Agreement, the businesses of Parent and its Subsidiaries have been conducted in the Ordinary Course of Business in all material respects and (ii) there has not been a Parent Material Adverse Effect.

Section 6.4 Parent SEC Documents.

(a) Since January 1, 2013, Parent has filed with, or furnished to, as applicable, the Commission all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed by Parent with the Commission (together with all exhibits and schedules thereto and all information incorporated therein by reference, collectively, the “Parent SEC Documents”). As of their respective dates, or if amended, as of the date of the last such amendment, the Parent SEC Documents (i) complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes Act (to the extent applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Documents, including each Parent SEC Document filed after the date hereof until the Closing, (i) complied, as of their respective dates of filing with the Commission, in all material respects with the published rules and regulations of the Commission with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and (iii) fairly presented in all material respects, as applicable, the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of Parent’s and its Subsidiaries’ operations and cash flows for the periods indicated.

(c) Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has (A) reasonably designed disclosure controls and procedures (within the meaning of Rules 13a- 15(e) and 15d-15(e) of the Exchange Act) to ensure that material information is made known to the Chief Executive Officer and the Chief Financial Officer of Parent and (B) disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of its board of directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

(d) There are no unresolved comments in comment letters received from the Commission staff with respect to the Parent SEC Documents filed or furnished on or prior to the date hereof.

Section 6.5 Capitalization of Parent and Merger Sub.

(a) Section 6.5(a)(i) of the Parent Disclosure Letter sets forth Parent’s authorized capital stock, the amount of its outstanding capital stock and the number of shares of its capital stock subject to, and reserved for issuance in connection with, equity incentive plans of Parent, in each case, as of the date which is two Business Days prior to the date of this Agreement. Except as set forth in Section 6.5(a)(ii) of the Parent Disclosure Letter, as of the date of this Agreement, there are no shares of capital stock, or equity interests in, a Subsidiary of Parent issued, reserved for issuance or outstanding. All of the outstanding capital stock or other equity interests of each of Parent and its Subsidiaries have been duly authorized and validly issued and, to the extent applicable, are fully paid and non-assessable. Except as described in Parent’s quarterly report on Form 10-Q filed with the SEC on August 11, 2015 (the “Latest SEC Report”), all of the outstanding capital stock or other equity interests of each of Parent’s Subsidiaries are owned by Parent or another Subsidiary of Parent, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) Except as set forth in Section 6.5(b) of the Parent Disclosure Letter, as of the date which is two Business Days prior to the date of this Agreement, none of Parent or any of its Subsidiaries has outstanding, or is bound by, any subscription, option, warrant, restricted stock units, or other right, call, or commitment to issue, or any obligation or commitment to purchase or redeem, any of its authorized capital stock or other equity interests or any securities convertible into or exercisable or exchangeable for any of its authorized capital stock or other equity interests. Except as set forth in Section 6.5(b) of the Parent Disclosure Letter, (i) there are no outstanding or authorized equity equivalents, restricted stock awards, restricted stock units, leveraged share awards, stock appreciation, phantom stock, dividend equivalent rights, profit participation, or other equity awards of Parent or any of its Subsidiaries, and (ii) there are no voting trusts, stockholder agreements, proxies, or other similar Contracts with respect to the voting of the capital stock of Parent or any of its Subsidiaries to which Parent or any of its Subsidiaries is a party.

(c) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 3,000 shares of common stock, par value $0.01 per share, all of which shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(d) The shares of Parent Common Stock to be issued pursuant to the Merger in accordance with ARTICLE IV will be duly authorized, validly issued, fully paid and non- assessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive rights, subscription right or any similar right created by Applicable Law,

Parent’s Organizational Documents or any Contract to which Parent or any of its Subsidiaries is a party or is bound. Such shares will be issued in material compliance with all applicable state and federal Laws concerning the issuance of securities.

Section 6.6 Consents and Approvals. Neither the execution, delivery, and performance of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby by Parent or Merger Sub will require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (a) for applicable requirements, if any, of state securities or “blue sky” laws, the notification requirements of the HSR Act or the Required Foreign Filings, (b) the filing and recordation of the Certificate of Merger as required by the DGCL, (c) the applicable requirements of the Exchange Act and the New York Stock Exchange, (d) consents, approvals, authorizations, permits, filings or notifications as a result of facts and circumstances relating to the Company or its Affiliates or Applicable Laws or Contracts binding on the Company or its Affiliates, or (e) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Parent Material Adverse Effect.

Section 6.7 No Violations. Neither the execution, delivery, and performance of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby by Parent or Merger Sub, as applicable, will (a) contravene or violate any Applicable Law to which Parent or any of its Subsidiaries is subject or by which any of their respective properties or assets are bound (assuming all authorizations, approvals, consents, registrations and filings contemplated in Section 6.6 have been obtained or made, as applicable), (b) violate or conflict with any provision of the Organizational Documents of Parent or any of its Subsidiaries, (c) violate, conflict with, result in the breach of or default under, or an event that, with or without notice or lapse of time or both, would constitute a default under, or require the consent of any other party to, any material Contract to which Parent or any of its Subsidiaries is a party or any Parent Material Permit held by Parent or any of its Subsidiaries or by which any of their respective assets or properties are bound or give any other party to such material Contract or Parent Material Permit the right to terminate, amend, cancel or accelerate the rights or obligations of Parent or any of its Subsidiaries thereunder, or result in the loss of any benefit of Parent or any of its Subsidiaries under any material Contract to which Parent or any of its Subsidiaries is a party or any Parent Material Permit held by Parent or any of its Subsidiaries or by which any of their respective assets or properties are bound, or (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) upon or with respect to any of the properties or assets of Parent or any of its Subsidiaries, other than in the case of clauses (a), (b) (with respect to Parent’s Subsidiaries), (c) and (d), for any violation, conflict, breach, default, consent, termination, amendment, cancellation, acceleration, loss of benefits or Encumbrances which would not have a Parent Material Adverse Effect.

Section 6.8 Litigation. Except as would not have a Parent Material Adverse Effect or as disclosed in the Latest SEC Report, (a) none of Parent or any of its Subsidiaries is a party to any pending Proceeding or, to the Knowledge of Parent, any threatened Proceeding, and (b) none of Parent or any of its Subsidiaries is subject to any Order of, settlement agreement or other similar written agreement with, any Governmental Authority under which Parent or any such Subsidiary has any outstanding obligations.

Section 6.9 Compliance with Laws; Permits. Except as would not have a Parent Material Adverse Effect, each of Parent and its Subsidiaries is and has been since January 1, 2013 in compliance with and not in violation of any Applicable Law applicable to Parent or such Subsidiary or Contract to which a Governmental Authority (other than in its capacity as a customer of Parent or any of its Subsidiaries or otherwise in its capacity as a commercial actor) and Parent or such Subsidiary is a party or by which any of the assets or properties of Parent or any of its Subsidiaries is bound or Permit that is held by Parent or any of its Subsidiaries that is material to Parent and its Subsidiaries, taken as a whole (a “Parent Material Permit”) and (b) since January 1, 2013, none of Parent or any of its Subsidiaries has received written notice alleging any violations of any Applicable Law, Parent Material Permit or Contract with a Governmental Authority (other than in its capacity as a customer of Parent or any of its Subsidiaries or otherwise in its capacity as a commercial actor) applicable to Parent or any such Subsidiary or by which any of their respective assets or properties are bound. Each of Parent and its Subsidiaries holds all Parent Material Permits and all such Permits are valid and in full force and effect, except for such Parent Material Permits the failure of which to hold or to be valid or in full force and effect would not have a Parent Material Adverse Effect. Since January 1, 2013 through the date of this Agreement, none of Parent or any of its Subsidiaries has received any written notice of any Proceeding before any Governmental Authority threatening the validity, revocation, withdrawal, suspension, cancellation or modification of a Parent Material Permit, and no such Proceeding before any Governmental Authority is pending or to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, except for such Parent Material Permits that if invalid, revoked, withdrawn, suspended, cancelled or modified would not have a Parent Material Adverse Effect.

Section 6.10 Absence of Undisclosed Liabilities. Parent and its Subsidiaries do not have any liabilities, whether accrued, absolute, contingent, direct or indirect or otherwise, except for liabilities (a) disclosed, reflected or accrued on or reserved against in the audited or unaudited financial statements of Parent contained in the Parent SEC Documents filed or furnished to the Commission prior to the date of this Agreement, (b) arising in the Ordinary Course of Business since the date of the most recent balance sheet contained in the Latest SEC Report, (c) which would not have a Parent Material Adverse Effect or (d) incurred in connection with this Agreement or the transactions contemplated hereby.

Section 6.11 Taxes.

(a) Except as would not have a Parent Material Adverse Effect, all Tax Returns that were required to be filed by, or on behalf of, Parent and its Subsidiaries have been filed on a timely basis. All such Tax Returns are true, correct and complete in all material respects.

(b) Except as would not have a Parent Material Adverse Effect, each of Parent and its Subsidiaries have timely paid, or made provision for the timely payment of, all Taxes due and payable, except such Taxes, if any, that are being contested in good faith, have not been finally determined and as to which adequate reserves have been provided in accordance with the requirements of GAAP. Where payment for a Tax of Parent or its Subsidiaries is not yet due, the charges, accruals and reserves with respect to such Tax on the books of Parent and its Subsidiaries are adequate in accordance with the requirements of GAAP, except as would not have a Parent Material Adverse Effect. None of Parent or any of its Subsidiaries has given or is subject to any waiver or extension of a statute of limitations with respect to any material Tax. There are no disputes pending, or claims asserted, for Taxes or assessments upon Parent or any of its Subsidiaries for which Parent does not have reserves that are adequate in accordance with the requirements of GAAP.

Section 6.12 Availability of Funds. Parent has delivered to the Company a true and complete copy of an executed commitment letter among Greatbatch Ltd., Manufacturers and Traders Trust Company, Credit Suisse AG, Credit Suisse Securities (USA) LLC, and Credit Suisse AG, KeyBank National Association and KeyBanc Capital Markets Inc. (such parties, other than Greatbatch Ltd., collectively, the “Debt Providers”), including all exhibits, schedules and annexes thereto, and the Fee Letter referred to (and as defined) therein (which Fee Letter shall be redacted with respect to fees, pricing caps, “market flex” provisions and other terms (other than any terms affecting conditionality) in a manner reasonably acceptable to the Debt Providers) regarding the terms of the debt financing to be provided thereby (collectively, the “Commitment Letter”), pursuant to which certain of the Debt Providers have committed to provide, subject to the terms and conditions set forth therein, debt financing in the amounts set forth therein (the “Debt Financing”). The Commitment Letter is (A) in full force and effect and represents a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, each of the other parties thereto and (B) enforceable in accordance with its terms against Parent and, to the Knowledge of Parent, each of the other parties thereto, in each case except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). None of the respective obligations and commitments contained in the Commitment Letter have been withdrawn, terminated or rescinded in any respect, and no such amendment, modification, withdrawal, termination or rescission is contemplated by Parent or, to the Knowledge of Parent, by any other party thereto. Assuming the accuracy of the representations and warranties of the Company set forth herein, no event has occurred which (with or without notice or lapse of time, or both) would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent or, to the Knowledge of Parent, any other parties thereto under the Commitment Letter. There are not, and there are not contemplated to be, any side letters or other contracts or arrangements related to the Debt Financing other than as expressly contemplated by the Commitment Letter delivered to the Company at or prior to the execution and delivery of this Agreement and other than any related engagement letters. There are no conditions precedent related to the funding of the full amount of the Debt Financing other than those expressly set forth in the Commitment Letter as in effect on the date hereof. Parent has no reason to believe that, (i) it or any other party thereto will be unable to satisfy on a timely basis any term of the Commitment Letter, (ii) any of the conditions precedent to the Debt Financing will not be satisfied or (iii) the Debt Financing will not be made available to Parent on the Closing Date. Parent has fully paid any and all commitment fees or other fees in connection with the Commitment Letter that are payable on or prior to the date hereof, and will pay in full any such amounts due on or before the Closing Date. Subject to the terms and conditions of the Commitment Letter, subject to the terms and conditions of this Agreement, and assuming that the Debt Financing is funded in accordance with the Commitment Letter, Parent has, or will have at Closing, sufficient funds for Parent and Merger Sub to consummate the transactions contemplated hereby, including to (1) pay the Aggregate Cash

Consideration, (2) pay the Debt Payoff Amount, (3) pay the Company Transaction Expenses, and (4) satisfy all of the other payment obligations of Parent and Merger Sub contemplated by this Agreement (such amounts referred to in clauses (1), (2), (3) and (4), in the aggregate, the “Required Amount”).

Section 6.13 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby.

Section 6.14 Regulatory Compliance.

(a) Each Medical Device is being developed, manufactured, tested, distributed or marketed in compliance with all applicable requirements under the Regulatory Laws, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, except for failures to be in compliance that would not have a Parent Material Adverse Effect. As of the date of this Agreement, none of Parent or any of its Subsidiaries has received any written notice from the FDA or any other Governmental Authority that remains uncured and unresolved (i) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any products of Parent or any of its Subsidiaries or (ii) otherwise alleging any material violation of any Regulatory Law applicable to any Medical Device.

(b) (i) Since January 1, 2013, no Medical Device has been recalled, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) by Parent or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise), except for a recall, withdrawal, suspension, seizure or discontinuation that would not have a Parent Material Adverse Effect and (ii) to the Parent’s Knowledge, none of the actions described in the immediately preceding clause (i) is under consideration with respect to any Medical Device. As of the date of this Agreement, there is no Proceeding against Parent or any of its Subsidiaries in the United States or outside of the United States seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device.

(c) Parent and its Subsidiaries are in compliance with all applicable registration and listing requirements set forth in Sec. 510 of the FDCA (21 U.S.C. § 360) and 21 C.F.R. Part 807 and all other Regulatory Laws, except for failures to be in compliance that would not have a Parent Material Adverse Effect.

(d) None of Parent or any of its Subsidiaries, nor, to the Knowledge of Parent, any officer, employee or agent of Parent or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA, failed to disclose a material fact required to be disclosed to the FDA, or committed an act, made a material statement, or failed to make a material statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in the FDA’s Compliance Policy Guide, Section 120.100 (CPG 7150.09). None of Parent or any of its Subsidiaries, nor, to the Knowledge of Parent, any officer, employee or agent of Parent or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by Sec. 306 of the FDCA (21 U.S.C. § 335a(a)) or authorized by Sec. 306 of the FDCA (21 U.S.C. § 335a(b)). None of Parent or any of its Subsidiaries nor, to the Knowledge of Parent, any officer, employee or agent of Parent or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act.

(e) Since January 1, 2013 through the date of this Agreement, none of Parent or any of its Subsidiaries has received any written notice that the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action to (i) withdraw its approval of any Medical Device, (ii) enjoin production of any Medical Device or (iii) enjoin the production of any Medical Device produced at any facility where any Medical Device is manufactured, tested or packaged.

Section 6.15 No Brokers. Except for Piper Jaffray & Co., Inc., whose fees and expenses are the sole responsibility of Parent, no broker, investment banker or finder is entitled to any brokerage or finder’s fee or other commission in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Parent or any of its Subsidiaries.

Section 6.16 No Additional Representations. Except as otherwise expressly set forth in this ARTICLE VI, neither Parent nor any of its Subsidiaries, nor any other Person acting on their behalf, makes any representations or warranties of any kind or nature, express or implied, in connection with the transactions contemplated by this Agreement, including any representations or warranties with respect to any projections, forecasts, estimates or budgets of future revenues, future results of operations or future financial condition (or any component thereof) of any of Parent or any of its Subsidiaries.

ARTICLE VII

COVENANTS

Section 7.1 Conduct of Business by the Company Pending the Closing.

(a) Except as expressly contemplated or permitted by this Agreement, from the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement pursuant to ARTICLE IX, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), or except as required by Applicable Law, the Company shall, and shall cause its Subsidiaries to, conduct their business in the Ordinary Course of Business in all material respects and, to the extent not inconsistent therewith, use commercially reasonable efforts to (i) preserve substantially intact their current business organizations, (ii) preserve in all material respects their relationships with customers, suppliers, licensors, licensees, distributors and other third parties that are material to the operation of the business and (iii) keep available their present officers and key employees; provided, that, in the case of the immediately preceding clauses (i), (ii) and (iii), commercially reasonable efforts shall not be deemed to require the Company or any of its Subsidiaries to exert any efforts with respect to a particular matter that are greater than the level of efforts exerted by the Company or such Subsidiary with respect to such matter prior to the date of this Agreement;

provided, further, that (i) no action or inaction by the Company or any of its Subsidiaries with respect to any of the matters specifically addressed by another provision of this Section 7.1 shall be deemed to be a breach of the portion of this sentence preceding this proviso unless such action or inaction would constitute a breach of such other provision and (ii) the failure of Parent to take any action prohibited by Section 7.2(b) shall not be deemed to be a breach of this Section 7.1(a)(i), (ii) or (iii).

(b) From the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement pursuant to ARTICLE IX, except (1) as required by Applicable Law or (2) as expressly contemplated or permitted by this Agreement, the Company shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) amend or modify the Organizational Documents of the Company or any of its Subsidiaries;

(ii) directly or indirectly (A) split, combine or reclassify its capital stock or any equity securities or obligations convertible into or exchangeable for, or any other right to acquire, any shares of its capital stock, (B) make, declare or pay any dividend or distribution (other than dividends and distributions made, declared or paid to the Company or a Subsidiary of the Company by another Subsidiary of the Company) on, or redeem, purchase or otherwise acquire, any shares of its capital stock or any equity securities or obligations convertible into or exchangeable for, or any other right to acquire, any shares of its capital stock or such securities (other than (1) pursuant to Contracts set forth on Section 7.1(b)(ii) of the Company Disclosure Letter and (2) the redemption, purchase or acquisition of any such shares, securities, obligations or rights of any wholly owned Subsidiary of the Company by the Company or another wholly owned Subsidiary of the Company, (C) grant any Person any right or option to acquire any shares of its capital stock or other equity securities or any other equity- based compensation award based on shares of its capital stock (other than (1) pursuant to any Benefit Plan in effect on the date of this Agreement and (2) to the Company or a wholly owned Subsidiary of the Company by another wholly owned Subsidiary of the Company) or other equity securities, (D) issue, deliver, sell, grant, pledge, dispose of or encumber (other than Permitted Encumbrances) any shares of its capital stock or any equity securities or obligations convertible into or exchangeable or exercisable for, or any other right to acquire, any shares of its capital stock or such equity securities (other than (1) pursuant to any Benefit Plan in effect on the date of this Agreement and (2) to the Company or any wholly owned Subsidiary of the Company by another wholly owned Subsidiary of the Company) and except for the issuance or delivery of shares of Company Common Stock pursuant to the exercise or settlement of the Company Options, the Restricted Stock Units and awards under the Directors’ Deferred Compensation Plan that are outstanding as of the date of this Agreement and in accordance with the existing terms thereof or (E) enter into any Contract with respect to the sale, voting, registration or repurchase of its capital stock or other equity securities;

(iii) merge with, enter into a consolidation with or acquire a substantial portion of the stock or other equity securities, assets or business of any Person or any division or line of business thereof, other than (A) in the case of any asset acquisition, the acquisition of inventory, supplies, equipment and raw materials in the Ordinary Course of Business, (B) capital expenditures, which shall be subject to the provisions of clause (xiv) below, (C) transactions for consideration (including the assumption of debt) not exceeding $5,000,000 in the aggregate and (D) transactions between or among the Company and any wholly owned Subsidiary of the Company or between or among wholly owned Subsidiaries of the Company;

(iv) incur any Indebtedness (other than accruing interest in connection with existing Indebtedness), except for (A) borrowings under the Company’s or any of its Subsidiaries’ existing credit facilities as in effect on the date of this Agreement, (B) the incurrence of any Indebtedness that will be repaid by the Company or any of its Subsidiaries at or prior to the Closing, (C) commodity swap agreements, commodity cap agreements, interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other similar agreements entered into in the Ordinary Course of Business, (D) inter-company Indebtedness, (E) Indebtedness incurred to replace, renew, extend, refinance or refund any existing Indebtedness on terms no less favorable to the Company and its Subsidiaries than the terms of such existing Indebtedness, and (F) equipment financing and similar arrangements permitted under the Company’s or any of its Subsidiaries’ existing credit facilities as in effect on the date of this Agreement and entered into in the Ordinary Course of Business, or make any loans, advances or capital contributions to, or investments in, any Person other than the Company or any of its Subsidiaries and other than (1) reimbursements or advancements of employee or director expenses in the Ordinary Course of Business and (2) transactions required to be entered into by the Company or any of its Subsidiaries pursuant to existing Contracts;

(v) make any material change in accounting or financial reporting methods, principles or practices used by the Company or any of its Subsidiaries, except to the extent required by GAAP, any other applicable generally accepted accounting principles or Applicable Law;

(vi) (A) adopt any plan that would be a Benefit Plan if it had been in existence on the date of this Agreement, (B) materially amend any Benefit Plan or (C) other than in the Ordinary Course of Business, pay any bonus, remuneration or noncash benefits, except pursuant to any Benefit Plan or Collective Bargaining Agreement;

(vii) other than in the Ordinary Course of Business, grant or pay any severance or termination pay or benefits (or increase any severance or termination benefit obligations) except for any payments required under the terms of any Benefit Plans listed on Section 5.13(a) of the Company Disclosure Letter, any Collective Bargaining Agreement or Applicable Law;

(viii) increase the compensation or benefits of any directors, officers, employees, or in respect of consideration for personal services rendered, independent contractors, independent sales personnel or distributors, except as required by any Collective Bargaining Agreement, Applicable Law or in the Ordinary Course of Business;

(ix) enter into, adopt, amend or terminate any Collective Bargaining Agreement, except as required by Applicable Law;

(x) (A) make or change any material Tax election, (B) change any material annual Tax accounting period or method of accounting, (C) file any amended Tax Return that is material, (D) enter into any material closing agreement as to Taxes, (E) settle any material Tax claim or assessment or (F) surrender any right to claim a Tax refund to the extent such refund is reflected as an asset on the Company Financial Statements as of the Balance Sheet Date, in each case, that would materially increase the Company’s or any of its Subsidiaries’ liability for Taxes in a taxable period or portion thereof beginning after the Closing Date and that is not in the Ordinary Course of Business or required by Applicable Law;

(xi) sell, lease, pledge or dispose of to any Person, or permit the imposition of any Encumbrance (other than Permitted Encumbrances) on, any of its material properties, assets or lines of business, other than (A) the sale, lease, pledge or disposition or encumbrance of inventory, raw materials, equipment and supplies in the Ordinary Course of Business, (B) transactions for consideration not exceeding $5,000,000 in the aggregate, (C) transactions between or among the Company and wholly owned Subsidiaries of the Company or between or among wholly owned Subsidiaries of the Company and (D) any transactions required to be consummated by the Company or any Subsidiary of the Company pursuant to an existing Contract;

(xii) adopt a plan of complete or partial liquidation or dissolution or otherwise dissolve, wind-up or effect any restructuring or other reorganization;

(xiii) other than in the Ordinary Course of Business, (A) modify, amend, fail to renew or terminate any Material Contract or Real Property Lease (other than the lapse or expiration of any Material Contract or such Real Property Lease in accordance with the terms thereof) or (B) enter into any Contract that would have been a Material Contract if it had been entered into prior to the date of this Agreement or enter into any Real Property Lease (other than as a result of the lapse or expiration of a Real Property Lease);

(xiv) make any capital expenditures, capital additions or capital improvements, other than such expenditures, additions or improvements made in the Ordinary Course of Business or not in excess of $5,000,000 in the aggregate;

(xv) materially delay the payment of any account payable or Taxes beyond the date when such account payable or Taxes would have been paid in the Ordinary Course of Business;

(xvi) materially accelerate the collection of any account or note receivable in advance of the date when such account or note would have been collected in the Ordinary Course of Business;

(xvii) settle, compromise, waive or terminate any Proceeding, other than in the Ordinary Course of Business or in the case where the sole obligation of Company and its Subsidiaries is the payment of money in an amount not in excess of $2,500,000 individually or $5,000,000 in the aggregate;

(xviii) enter into any new line of business that is material to the Company and its Subsidiaries other than in the Ordinary Course of Business;

(xix) (A) modify or amend any Affiliate Agreement, (B) enter into any new Affiliate Agreement, or (C) enter into any other business relationship with any Affiliate (other than the Company or any of its Subsidiaries or in connection with an Affiliate Agreement existing as of the date of this Agreement in accordance with its terms);

(xx) cancel, terminate, fail to keep in place or reduce the amount of any insurance coverage provided by existing insurance policies without obtaining substantially equivalent (in the aggregate) substitute insurance coverage, other than in the Ordinary Course of Business or if the Company, in its reasonable judgment, determines that such cancellation, termination or failure to keep in place would not result in the Company and its Subsidiaries having inadequate coverage, including after giving effect to any insured self-retention or co- insurance feature;

(xxi) pay any management or similar fees to any Sponsor or any of their Affiliates, except pursuant to the Contracts set forth on Section 7.1(b)(xxi) of the Company Disclosure Letter;

(xxii) take any action that is reasonably likely to prevent or materially delay or materially impair the consummation of the Merger or any of the other transactions contemplated by this Agreement; or

(xxiii) agree or commit to take any of the foregoing actions.

Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Closing. Prior to the Closing, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their respective operations.

Section 7.2 Conduct of Business by Parent Pending the Closing.

(a) Except as expressly contemplated or permitted by this Agreement, from the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement pursuant to ARTICLE IX, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), or except as required by Applicable Law, Parent shall, and shall cause its Subsidiaries to, conduct their business in the Ordinary Course of Business in all material respects and, to the extent not inconsistent therewith, use commercially reasonable efforts to (i) preserve substantially intact their current business organizations, (ii) preserve in all respects their relationships with customers, suppliers, licensors, licensees, distributors and other third parties that are material to the operation of the business and (iii) keep available their present officers and key employees; provided, that, in the case of the immediately preceding clauses (ii) and (iii), commercially reasonable efforts shall not be deemed to require Parent or any of its Subsidiaries to exert any efforts with respect to a particular matter that are greater than the level of efforts exerted by Parent or such Subsidiary with respect to such matter prior to the date of this Agreement; provided, further, that no action or inaction by Parent or any of its Subsidiaries with respect to any of the matters specifically addressed by another provision of this Section 7.2 shall be deemed to be a breach of the portion of this sentence preceding this proviso unless such action or inaction would constitute a breach of such other provision.

(b) From the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement pursuant to ARTICLE IX, except (1) as required by Applicable Law or Order or (2) as expressly contemplated or permitted by this Agreement, Parent shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) Parent; amend or otherwise change the Organizational Documents of

(ii) merge or consolidate with any other Person or acquire a material amount of the stock or assets of any other Person or effect any business combination, recapitalization or similar transaction (other than the Merger) if such action would reasonably be expected to materially delay or prevent the satisfaction of the conditions set forth in Section 8.1(b);

(iii) declare or pay any dividend on shares of Parent Common Stock, including any dividend consisting of the equity interests in QiG Group, LLC (to be renamed Nuvectra Corporation);

(iv) engage in any action or activity (including redeeming or buying back any Parent Common Stock) that would require Parent to obtain the approval of its stockholders in connection with the consummation of the transactions contemplated by this Agreement prior to Closing; or

(v) agree or commit to take any of the foregoing actions.

Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent or any of its Subsidiaries prior to the Closing. Prior to the Closing, Parent and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their respective operations.

Section 7.3 Antitrust Matters; Third Party Consents.

(a) Each party shall use their reasonable best efforts to take or cause to be taken all appropriate action, and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated under this Agreement, including using their reasonable best efforts to obtain, or cause to be obtained, all waivers, permits, consents, approvals, authorizations, qualifications and Orders of all Governmental Authorities and parties to Material Contracts or Real Property Leases with the Company or any of its Subsidiaries that are required in connection with the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, none of the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives thereof shall have any obligation to agree to amend or modify any Contract or Real Property Lease which amendment or modification would be effective prior to the Effective Time or pay any fees, costs or expenses to any third party in connection with obtaining any such waivers, permits, consents, approvals, authorizations, qualifications or Orders. The parties shall cooperate and assist one another in good faith (i) in connection with all actions to be taken pursuant to this Section 7.3(a), including the preparation and making of the filings referred to herein and, if requested, amending or furnishing additional information hereunder, and (ii) in seeking, as promptly as reasonably practicable, to obtain all such waivers, permits, consents, approvals, authorizations, qualifications and Orders. Upon the terms and subject to the conditions set forth in this Agreement (including Section 7.3(b)), each party agrees to make any filings required to be made pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable (and in no event later than 10 Business Days after the date hereof) and other applicable Competition Laws with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable (and in no event later than the date set forth on Section 7.3(a) of the Company Disclosure Letter with respect to each Required Foreign Filing) and to supply as promptly as reasonably practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested by such Governmental Authorities pursuant to the HSR Act and such other applicable Competition Laws. All such antitrust filings to be made shall be made in substantial compliance with the requirements of the HSR Act and such other applicable Competition Laws.

(b) In furtherance and without limiting the generality of the foregoing, the parties shall use their reasonable best efforts to (i) cooperate with and assist each other in good faith to (A) provide or cause to be provided as promptly as reasonably practicable to the other party all necessary information and assistance as any Governmental Authority may from time to time require of such party in connection with obtaining the relevant waivers, permits, consents, approvals, authorizations, qualifications, Orders or expiration of waiting periods in relation to such filings or in connection with any other review or investigation of the transactions contemplated by this Agreement by a Governmental Authority pursuant to the HSR Act and other applicable Competition Laws and (B) provide or cause to be provided as promptly as reasonably practicable all assistance and cooperation to allow the other party to prepare and submit any such filings or submissions required to be submitted under the HSR Act and other applicable Competition Laws, including providing to the other party any information that the other party may from time to time require for the purpose of any filing with, notification to, application with, or request for further information made by, any Governmental Authority in respect of any such filing and (ii) (A) cooperate with and assist each other in good faith to devise and implement a joint strategy for making such filings, including the timing thereof, and for obtaining any related antitrust, competition, fair trade or similar clearances, (B) consult in advance with the other party and in good faith take the other party’s views into account regarding the overall strategic direction of obtaining such antitrust, competition, fair trade or similar clearances and (C) consult with the other party prior to taking any material substantive position in any written submissions or, to the extent practicable, in any discussions with Governmental Authorities with respect to such antitrust, competition, fair trade or similar clearances; provided, that in the event Parent and the Company disagree in good faith with respect to any matter described in the foregoing clauses (i) or (ii), as may be applicable, despite the good faith cooperation, assistance and consultation of the parties as required herein and compliance with their other obligations under this Section 7.3, Parent shall, subject to and without limiting Parent’s obligations under Section 7.3(c) and the other provisions of this Section 7.3, be permitted to implement its strategy and otherwise pursue its position as to which it has (x) previously discussed and consulted with the Company, (y) taken the Company’s views into account in good faith and (z) developed, implemented and pursued with a view to obtaining any necessary antitrust, competition, fair trade or similar clearances as promptly as reasonably practicable (and in any event by the Outside Date); provided, further, that in such instances where Parent is permitted to implement its strategy and otherwise pursue its position pursuant to the immediately preceding proviso, the Company shall not take a position in any filing, meeting or communication with any Governmental Authority that is contrary to or inconsistent with such strategy and position. Parent shall be permitted to take the lead in all joint meetings and communications with any Governmental Authority in connection with obtaining any necessary antitrust, competition, fair trade or similar clearances; provided, that Parent shall have complied with its obligations under the immediately preceding clause (ii) and the other provisions of this Section 7.3. Each party shall permit the other party to review and discuss in advance, and shall consider in good faith the views of the other party in connection with, any analyses, presentations, memoranda, briefs, written arguments, opinions, written proposals or other materials to be submitted to the Governmental Authorities. Each party shall keep the other apprised of the material content and status of any material communications with, and material communications from, any Governmental Authority with respect to the transactions contemplated by this Agreement, including promptly notifying the other of any material communication it receives from any Governmental Authority relating to any review or investigation of the transactions contemplated by this Agreement under the HSR Act and other applicable Competition Laws. The parties shall, and shall use their reasonable best efforts to cause their respective Affiliates to use their reasonable best efforts to, provide each other with copies of all material, substantive correspondence, filings or communications between them or any of their respective Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted (1) to remove references concerning the valuation of the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, (2) as necessary to comply with any Contract or Applicable Laws or Orders, and (3) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) Parent and the Company shall, and shall cause each of their respective Subsidiaries to, take any and all steps reasonably necessary to obtain approval of the consummation of the transactions contemplated by this Agreement by any antitrust or competition Governmental Authority, including taking all steps necessary to avoid or eliminate each and every legal impediment under any applicable state, federal, foreign or supranational antitrust, competition, fair trade or similar Applicable Law that may be asserted by any antitrust or competition Governmental Authority or any other Person so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as reasonably practicable, and in any event prior to the Outside Date, including proposing, negotiating, accepting, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of their Subsidiaries, assets, properties or businesses, the entrance into, or the amendment, modification or termination of, any Contracts or other arrangements, and other remedies in order to obtain such approvals and to avoid the entry of, and to avoid the commencement of litigation or other Proceedings seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Applicable Law in any suit or other Proceeding, which could otherwise have the effect of materially delaying or preventing the consummation of any of the transactions contemplated by this Agreement. In addition, Parent and the Company shall, and shall cause each of their respective Subsidiaries to, defend through litigation on the merits so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as reasonably practicable (and in any event prior to the Outside Date) any claim asserted in court or an administrative or other tribunal by any antitrust or competition Governmental Authority or other Person under applicable antitrust, competition, fair trade or similar Applicable Laws in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) or other Applicable Law that could prevent or materially delay the Closing from occurring as promptly as reasonably practicable; provided, however, that for the avoidance of doubt, such litigation shall in no way limit the obligations of the parties to comply with their obligations under the terms of this Section 7.3. Notwithstanding anything in this Agreement to the contrary, Parent shall not commence any litigation with respect to the matters that are the subject of this Section 7.3 without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned). Parent and the Company shall jointly direct and control any litigation described in either of the immediately preceding sentences, with counsel of their own choosing; provided, however, that without limiting the generality of Section 7.3(b), in the event the parties disagree in good faith with respect to the defense or prosecution of such litigation (or the strategy with respect thereto) despite the good faith cooperation, assistance and consultation of the parties as required herein and compliance with their other obligations under this Section 7.3, Parent shall, subject to and without limiting Parent’s obligations under the other provisions of this Section 7.3, be permitted to implement its strategy and otherwise pursue its position in good faith with respect to such litigation as to which it has (x) consulted in advance with the Company, (y) in good faith taken the Company’s views into account, including with respect to the overall strategic direction of the defense or prosecution of any such litigation and (z) consulted with the Company prior to taking any material substantive positions, making dispositive motions or other material substantive filings or entering into any negotiations concerning such litigation; provided, that such strategy is designed to obtain approval of the consummation of the transactions contemplated by this Agreement by any antitrust or competition Governmental Authority as promptly as reasonably practicable, and in any event prior to the Outside Date; provided, further, that in such instances where Parent is permitted to implement its strategy and otherwise pursue its position, the Company shall not take a position that is contrary to or inconsistent with Parent’s strategy and position in any filing, meeting or communication with any Governmental Authority.

Notwithstanding the foregoing provisions of this Section 7.3 or any other provision of this Agreement, (i) none of Parent, the Company or any of their respective Subsidiaries shall be required to agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of or any limitation on the acquisition, ownership, operation, effective control or exercise of full rights of ownership, or other modification of rights in respect of, any assets or businesses of the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries, or other remedy (each, a “Divestiture”) (x) that is not conditioned upon the consummation of the Merger or (y) if such Divestiture would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries (including the Surviving Corporation), taken as a whole and (ii) the Company shall agree to and effect any Divestiture with respect to its assets or businesses or the assets or businesses of any of its Subsidiaries that may be requested by Parent or that Parent may consent to so long as such Divestiture is conditioned on the consummation of the Merger. In the event of any conflict between subsections (a), (b) or (c) of this Section 7.3, the provisions of this subsection (c) of this Section 7.3 shall, which respect to the matters addressed in this subsection (c) of this Section 7.3, supersede the provisions of subsection (a) and (b) of this Section 7.3.

(d) Each party shall and shall cause his, her or its respective Subsidiaries to respond as promptly as reasonably practicable to any inquiries or requests for information and documentary material received from any Governmental Authority in connection with any antitrust or competition matters related to this Agreement and the transactions contemplated hereby. The Company and its Subsidiaries shall not, but Parent may, if in its good faith judgment it determines (after consulting in advance with the Company and in good faith taking the Company’s views into account) that the taking of such action would enhance the likelihood of obtaining any necessary antitrust, competition, fair trade or similar clearance as promptly as reasonably practicable and in any event by the Outside Date, extend any waiting period or agree to refile under the HSR Act and any other applicable Competition Laws.

Section 7.4 Information Pending Closing; Access. From the date hereof through the earlier to occur of the Closing and the termination of this Agreement pursuant to ARTICLE IX, upon the reasonable advance written request of Parent, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, at Parent’s sole cost and expense, (a) afford to Parent and its Representatives reasonable access, during normal business hours and in such manner as not to unreasonably interfere with the normal operation of the businesses of the Company and its Subsidiaries, to the properties, books, Contracts, data, files, information and records of the Company and its Subsidiaries, (b) provide such information regarding the Company and its Subsidiaries and their respective operations to Parent and its Representatives as Parent may reasonably request and (c) use commercially reasonable efforts to make available the appropriate Representatives of the Company and its Subsidiaries and instruct such Representatives to reasonably cooperate with Parent and its Representatives; provided, that the foregoing shall not require the Company or its Affiliates or any of its or their respective Representatives to (i) violate any confidentiality obligations of the Company or any of its Affiliates or any of their respective Representatives to any third party (provided, that the Company and its Affiliates shall use reasonable best efforts to, at the sole cost and expense of Parent, obtain, or cause to be obtained, waivers or enter into other arrangements to avoid such violations so that this clause (i) does not apply), (ii) violate any privacy or other Applicable Laws, (iii) make any disclosure of information that would reasonably be expected, as a result of such disclosure, and upon the advice of counsel, to have the effect of causing the waiver of any privilege (including the attorney-client and work product privileges) (provided, that if a joint defense agreement or other commercially reasonable action would maintain such privilege, then the Company and its Affiliates shall use commercially reasonable efforts to enter into, at the sole cost and expense of Parent, or cause to be entered into, a joint defense agreement on customary terms with Parent or take such other commercially reasonable action if so reasonably requested by Parent, at the sole cost and expense of Parent, so that this clause (iii) does not apply), or (iv) furnish any information that could be harmful to the Company’s competitive position or otherwise detrimental to the Company if the Closing does not occur (provided, that the Company shall attempt, in good faith, to make reasonable alternative arrangements as may be reasonably necessary to produce the relevant information in a way that would not be so harmful or detrimental). Subject to Section 7.5(a), Parent shall hold, and shall cause its Affiliates and Representatives to hold, in confidence all such information on the terms and subject to the conditions contained in the Mutual Non-Disclosure Agreement, dated as of March 12, 2015, by and between Parent and the Operating Company (the “Confidentiality Agreement”). All access and investigation pursuant to this Section 7.4 shall be coordinated through the General Counsel or Chief Financial Officer of the Company or their designees. No access or information provided pursuant to this Section 7.4 or information provided or received by any Person pursuant to this Agreement will affect any of the representations or warranties of the Company contained in this Agreement or the conditions hereunder to the obligations of Parent. The Company shall be entitled to have its Representatives present at all times during any access pursuant to this Section 7.4. Notwithstanding anything in this Section 7.4 or any other provision of this Agreement to the contrary, no party nor any of its Representatives (A) shall contact or have any discussions with any of the customers, distributors, sales representatives, vendors, suppliers, licensees, sub-licensees, landlords or sub-landlords or tenants or sub-tenants of any other party or its Subsidiaries regarding such party or its Subsidiaries or the transactions contemplated by this Agreement, without prior written consent of the other party or (B) except for Phase I environmental reviews conducted at Parent’s sole expense, perform any onsite procedure or investigation (including any onsite environmental investigation or study) that involves physical disturbance or damage to any asset or property or any portions thereof.

Section 7.5 Confidentiality and Announcements.

(a) Each of Parent and the Company acknowledges that the information being provided in connection with this Agreement is subject to the terms and conditions of the Confidentiality Agreement. The terms of the Confidentiality Agreement shall continue in full force and effect in accordance with its terms; provided, that from and after the Closing Date, any Confidential Information (as defined in the Confidentiality Agreement) to the extent relating exclusively to the businesses of the Company and its Subsidiaries (other than any Confidential Information of the holders of shares of Company Common Stock) shall be deemed to be Confidential Information of Parent for all purposes under the Confidentiality Agreement. If this Agreement is, for any reason, terminated prior to the Closing Date, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b) None of the parties shall issue or make, or permit to be issued or made, any press release or other public announcement, statement or disclosure relating to the transactions contemplated by this Agreement, other than (i) with the prior written consent of Parent and the Company (such consent not to be unreasonably withheld, delayed or conditioned) or (ii) as required by any Applicable Law, any Governmental Authority or the rules and regulations of any applicable securities exchange upon prior notice to the other parties hereto (or requested by any Governmental Authority or applicable securities exchange); provided, that the disclosing party required to issue or make, or permitted to be issued or made, any such press release or other public announcement, statement or disclosure shall promptly notify the other party and allow such other party a reasonable opportunity to comment on such press release or other public announcement, statement or disclosure. Notwithstanding the foregoing, Parent and the Company hereby acknowledge and agree that the final form and content of any such required press release or other public announcement, statement or disclosure shall be at the reasonable discretion of the disclosing party.

Section 7.6 Exclusivity. The terms of Section 14 of that certain letter agreement, dated as of July 12, 2015, between Parent and Company, are hereby incorporated by reference and the terms of such Section shall continue in force and effect until the earlier of Closing and the date that this Agreement is terminated pursuant to its terms.

Section 7.7 Indemnification of Directors and Officers.

(a) For six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless all past and present employees, agents, officers and directors of the Company and of its Subsidiaries to the same extent such Persons are currently indemnified by the Company and its Subsidiaries pursuant to the Company’s and its Subsidiaries’ Organizational Documents as in effect on the date hereof for acts or omissions occurring at or prior to the Effective Time, and for such period of time Parent shall not, and shall not permit the Company or its Subsidiaries to, amend, repeal or modify any provision in the Company’s or any of its Subsidiaries’ Organizational Documents relating to exculpation or indemnification of present and former officers and directors as in effect in the Company’s or any of its Subsidiaries’ Organizational Documents immediately prior to the Closing, except as required by Applicable Law. Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor the indemnification agreements of the Company and its Subsidiaries set forth in Section 7.7(a) of the Company Disclosure Letter with the employees, officers and directors covered by such agreements. If the Company or any of its successors or assigns: (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets, then and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company shall assume all of the obligations set forth in this Section 7.7.

(b) Parent shall cause the Company and its Subsidiaries to maintain in effect for six (6) years from the Closing Date directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance for events occurring at or prior to the Effective Time (“D&O Insurance”) on terms not less favorable than such existing insurance coverage; provided, that the Surviving Corporation and its Subsidiaries shall not be required, and Parent shall not be required to cause the Surviving Corporation and its Subsidiaries, to pay for the D&O Insurance in an annual amount in excess of two hundred fifty percent (250%) of the annual premium currently paid as of the date hereof by the Company and its Subsidiaries for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such maximum amount. Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries will, prior to the Closing at Parent’s sole cost and expense, purchase six (6) years run-off directors’ and officers’ liability insurance that is dedicated to the Company and its Subsidiaries and not shared with any other entity that is unrelated to the Company and its Subsidiaries (“Runoff D&O Insurance”); provided that payment for such insurance coverage provided by such Runoff D&O Insurance shall not exceed two hundred fifty percent (250%) of the annual premium currently paid as of the date hereof by the Company and its Subsidiaries for such insurance without Parent’s prior written consent. If the cost of the Runoff D&O Insurance would require an expenditure that exceeds such amount and Parent does not so consent, the Company shall, and Parent shall cause the Company to, obtain policies with the greatest coverage available for a cost not exceeding such maximum amount. Any such Runoff D&O Insurance policies will satisfy Parent’s obligation under this Section 7.7(b) to provide D&O Insurance. In the event that any claim is brought under such D&O Insurance, the policy shall be maintained until final disposition thereof.

(c) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 7.7 is not prior to or in substitution for any such claims under such policies; provided, that subject to the foregoing, the Surviving Corporation shall be a full indemnitor of first resort without regard to any rights any past and present officer or director of the Company and of its Subsidiaries and their respective heirs and legal representatives may have against any other Person, including any of its Affiliates.

(d) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the past and present officers and directors of the Company and of its Subsidiaries and their respective heirs and legal representatives. The rights to indemnification and advancement and the other rights provided for herein shall not be deemed exclusive of any other rights to which such a Person is entitled, whether pursuant to applicable Law, contract or otherwise.

Section 7.8 Employee Matters.

(a) As of the Closing Date, and for a one (1) year period following the Closing Date, Parent will provide to those employees of the Company and its Subsidiaries who remain employed by them (the “Continuing Employees”) (A) salary and base wages that are at least equal to the salary and base wages provided to the Continuing Employees immediately prior to the Closing Date and (B) bonus opportunity and benefits (other than equity compensation benefits) that, taken as a whole, are comparable in the aggregate to those provided to similarly situated employees of Parent. For one (1) year following the Closing Date, Parent shall, or shall cause the Company or its Subsidiaries, as applicable, to, provide Continuing Employees with severance benefits provided to similarly situated employees in accordance with Parent’s standard practices in effect from time to time; provided, that Parent shall, and shall cause the Company or its Subsidiaries, as applicable, to, honor any severance benefits with respect to which any such Continuing Employee is entitled pursuant to any employment, severance or other similar agreement with the Company or any of its Subsidiaries as in effect at the Effective Time. Notwithstanding the foregoing, nothing herein is intended to limit the right of Parent or the Company or any of their respective Subsidiaries to terminate the employment of any employee at any time.

(b) For purposes of determining eligibility and vesting (but not for accrual of benefits, other than with respect to severance, vacation or paid time-off entitlement) under all employee benefit plans, programs, policies, contracts, fringe benefits or arrangements of Parent or its Affiliates providing benefits after the Closing Date to any Continuing Employee (all such plans, “Parent Benefit Plans”), Parent shall, and shall cause its Affiliates to, give each Continuing Employee full credit for such Continuing Employee’s service with the Company and its Affiliates (as well as service with any predecessor employer, to the extent service with the predecessor employer is recognized by the Benefit Plans immediately prior to the Closing Date) to the same extent recognized by the Company or its Affiliates immediately prior to the Closing Date, except to the extent such recognition would result in duplication of benefits. Parent shall use reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any Parent Benefit Plan that is a welfare benefit plan in which Continuing Employees (and their dependents) will be eligible to participate from and after the Closing Date, except with respect to evidence of insurability requirements under any life insurance and disability plans. Parent shall use commercially reasonable efforts to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) under the Benefit Plans during the year in which the Closing Date occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Closing Date.

(c) Immediately following the Closing, Parent shall pay Continuing Employees a pro-rata bonus under the annual incentive plans listed in Section 7.8(c) of the Company Disclosure Letter for the fiscal year in which the Closing occurs based on achievement of pro-rata performance targets for the number of days that have elapsed in such fiscal year as of the Closing Date and with the bonus amounts to be the pro-rata portion of a full annual bonus based on the number of days that have elapsed in such fiscal year as of the Closing Date.

(d) Nothing expressed or implied herein shall (i) confer upon any past or present employee of the Company and its Subsidiaries, or his or her representatives, beneficiaries, successors and assigns, any rights or remedies of any nature, including, any rights to employment or continued employment with Parent, the Company or any of their respective Subsidiaries or any of their respective successors or Affiliates, (ii) be construed to prohibit Parent from amending or terminating any employee benefit program or Parent Benefit Plan or (iii) constitute or be construed as an amendment of any employee benefit program or any Parent Benefit Plan.

(e) This Section 7.8 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.8, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.8.

Section 7.9 Affiliate Agreements. All Affiliate Agreements set forth on Section 7.9 of the Company Disclosure Letter shall be terminated at and as of the Effective Time to the extent provided on Section 7.9 of the Company Disclosure Letter, and all obligations and liabilities thereunder shall have been satisfied or waived to the extent provided on Section 7.9 of the Company Disclosure Letter, and evidence thereof with respect to any such Affiliate Agreements that do not terminate in accordance with their terms, in form reasonably acceptable to Parent, shall have been delivered to Parent.

Section 7.10 Financing.

(a) Parent shall use its reasonable best efforts to arrange and consummate the Financing on the terms and conditions described in the Commitment Letter at or prior to the Closing (or on terms more favorable in the aggregate to Parent) including by: (i) maintaining in effect and enforcing the Commitment Letter and complying with its obligations thereunder; (ii) negotiating, entering into and delivering the definitive agreements with respect to the Debt Financing (the “Definitive Financing Agreements”) on the terms and conditions contained in the Commitment Letter and, to the extent such definitive agreements are executed and delivered prior to the Effective Time, maintaining in effect and enforcing such definitive agreements; (iii) satisfying (or, if deemed advisable by Parent, seeking the waiver of) on a timely basis all terms, covenants and conditions set forth in the Commitment Letter and the Definitive Financing Agreements applicable to Parent that are within its control; (iv) participating in and assisting with the preparation of rating agency presentations and meetings with rating agencies; and (v) upon satisfaction of all of the conditions precedent under Section 8.1 and Section 8.2(other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), consummating or causing the consummation of the Financing including by enforcing its rights under the Commitment Letter and the Definitive Financing Agreements to the extent necessary at such time to fund the Required Amount.

(b) Parent shall apprise the Company of material developments relating to the Financing and shall give the Company prompt notice of any material adverse change with respect to such Financing. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within three Business Days the same comes to the Knowledge of Parent, if at any time prior to the Effective Time (i) the Commitment Letter or any of the commitments with respect to the Debt Financing thereunder or any Definitive Financing Agreement, as applicable, shall expire or be terminated for any reason, (ii) for any reason, all or a portion of the Debt Financing becomes unavailable or (iii) any Financing Source or any other Person that is a party to any Commitment Letter breaches, defaults, terminates or repudiates any provisions thereunder or threatens in writing to do any of the foregoing. Parent shall not amend, alter or replace, or agree to amend, alter or replace, the Commitment Letter in any manner that would (A) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing, (B) reduce the amount of cash proceeds from the Financing available to fund the Required Amount, in each case, in a manner that would materially adversely affect the ability of Parent or its Affiliates to enforce their respective rights against the other parties to the Commitment Letter or the Definitive Financing Agreements or reasonably be expected to prevent or materially impair or delay the ability of Parent to consummate the transactions contemplated by this Agreement, in each case with respect to the foregoing sub-clauses (A) and (B) without the prior written consent of the Company (it being understood and agreed that the Commitment Letter may be amended solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Commitment Letter as of the date of this Agreement and to reflect assignments and replacements of lenders in accordance with the terms of the syndication provisions of the Commitment Letter with respect to the Debt Financing, provided, that no such addition, assignment or replacement would reasonably be expected to prevent or materially impair or delay the ability of Parent to consummate the transactions contemplated by this Agreement as determined by the Company in its reasonable discretion).

(c) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter for any reason, Parent and Merger Sub shall use their reasonable best efforts as promptly as practicable following the occurrence of such event but no later than the final day of the Marketing Period, to arrange to obtain alternative financing from alternative sources in an amount sufficient, when taken together with the available cash of Parent, to fund the Required Amount and pay any related fees and expenses earned, due and payable as of the Closing Date (the “Alternate Financing”) and to obtain, and, if obtained, will provide the Company with true, correct and complete copies of, any new financing commitment that provides for at least the same amount of financing as such Commitment Letter as originally issued, to the extent needed to fund the Required Amount (the “Alternate Commitment Letter”). In the event any Alternate Financing is obtained and an Alternate Commitment Letter is entered into in accordance with this Section 7.10(c), (i) any reference in this Agreement to “Debt Financing” shall mean the debt financing contemplated by the Commitment Letter as modified pursuant to clause (ii) below, and (ii) any reference in this Agreement to the “Commitment Letter” (or defined terms that use such phrase) shall be deemed to include the Commitment Letter to the extent not superseded by an Alternate Commitment Letter, at the time in question and any Alternate Commitment Letter to the extent then in effect.

(d) From and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with ARTICLE IX, the Company shall, and the Company shall cause each of its Subsidiaries and each of its and their respective management, advisors and other Representatives to, use its respective reasonable best efforts to provide all cooperation reasonably requested by Parent to assist Parent in the arrangement of any Debt Financing or any debt capital markets financing undertaken in lieu of or in replacement of all or a portion of such Debt Financing (the “Bond Financing” and, together with the Debt Financing, the “Financing”) for the purposes of financing the Required Amount and all related fees and expenses of Parent (it being acknowledged and agreed by Parent and Merger Sub that, notwithstanding anything in this Agreement to the contrary, the receipt of such Financing is not a condition to the consummation of the Merger or any of the other transactions contemplated by this Agreement), including (A) participating in a reasonable number of meetings, presentations, road shows, sessions with rating agencies, Financing Arrangers and prospective Financing Arrangers and drafting sessions, and participating in reasonable and customary due diligence, (B) furnishing Parent and the financial institutions providing or arranging the Debt Financing and/or the Bond Financing, including any underwriters, initial purchasers or placement agents participating in the Financing (collectively, the “Financing Arrangers”) with such customary financial and other information regarding the Company and its Subsidiaries as may be reasonably requested to structure, arrange, syndicate and consummate the Debt Financing and the Bond Financing, including financial statements of the Operating Company, information necessary to create pro forma financial statements, financial data of the Operating Company, audit reports and other information of the type required by Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of debt securities by Parent on Form S-1 (subject to exceptions customary for private placements pursuant to Rule 144A under the Securities Act for debt capital markets transactions similar to the Bond Financing), other information of the type customarily included in a bank information memorandum (including information necessary to create pro forma financial statements) and including, in any event, all information and data necessary to satisfy the conditions set forth in Clauses (i)(B) and (ii)(B) of Section 2 of Annex IV of the Commitment Letter (such information described in this clause (B) which for the avoidance of doubt, shall not include financial statements of the Company, collectively, the “Required Information”), (C) assisting Parent and the Financing Arrangers in the preparation of (1) offering documents, private placement memoranda, bank information memoranda (including a bank information memorandum that does not include material non-public information), registration statements, prospectuses and similar documents required for the Debt Financing and/or the Bond Financing, (2) customary pro forma financial statements reflecting the Merger and the Financing and (3) materials for rating agency presentations, business projections and similar documents in connection with the Debt Financing and the Bond Financing, (D) reasonably cooperating with the marketing efforts for the Debt Financing and the Bond Financing, (E) furnishing Parent and the Financing Arrangers with customary payoff letters, consistent with the requirements of Section 4.7 hereof, relating to the repayment of outstanding obligations under any credit facilities of the Company or its Subsidiaries that are to be refinanced at Closing, subject to receipt of the funds therefor from (or on behalf of) Parent, (F) using its commercially reasonable efforts to cause the independent accountants of the Operating Company to provide assistance and cooperation in the Debt Financing and the Bond Financing, including (1) in connection with any Bond Financing, participating in a reasonable number of drafting sessions and accounting due diligence sessions, (2) in connection with any filings made with the Commission or pursuant to the Securities Act or Exchange Act, providing any necessary customary consents to use their audit reports relating to the Operating Company and (3) in connection with any Bond Financing, providing any necessary customary “comfort” (including “negative assurance comfort”) letters, (G) providing the Financing Sources and their respective legal, financial and accounting advisors, access to the properties, assets and personnel of the Company and its Subsidiaries in accordance with 7.4, (H) furnishing Parent and any Financing Sources promptly, and in any event at least three (3) Business Days prior to the Closing Date, with all documentation and other information required by any Governmental Authority with respect to the Debt Financing and the Bond Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001, as amended, that has been reasonably requested by Parent or any of the Financing Sources at least ten (10) Business Days prior to the Closing Date, (I) ensuring that the syndication efforts of the Financing Arrangers benefit from the Company’s lending and investment banking relationships and (J) taking all reasonable actions, subject to occurrence of the Closing, to permit consummation of the Financing, including executing and delivering any registration statements, credit agreements, indentures, pledge and security documents, other definitive financing documents or other requested certificates or documents (provided that, (a) none of the letters, agreements, registration statements, documents and certificates shall be executed and delivered except at or after the Closing and (b) the effectiveness thereof shall be conditioned upon, or only become operative after, the occurrence of the Closing). The Company will notify Parent of any material error, mistake or omission in the Required Information or the other information provided pursuant to this 7.10 that it becomes aware of and if requested by Parent will use its reasonable efforts to promptly correct such error, mistake or omission. Nothing herein shall require such cooperation to the extent it would (A) unreasonably disrupt the conduct of the business or operations of the Company or its Subsidiaries, (B) require the Company or any of its Subsidiaries to agree to pay any fees, reimburse any expenses or otherwise incur any liability or give any indemnities prior to the Closing Date, (C) require the Company or any of its Subsidiaries to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Organizational Documents of the Company or any of its Subsidiaries, any Applicable Laws or any Contract, (D) require the Company or any of its Subsidiaries to execute or deliver any certificate, document, instrument or agreement that is effective prior to the Closing or agree to any change or modification of any existing certificate, document instrument or agreement that is effective prior to the Closing (other than any payoff letters) or (E) require current directors, officers or stockholders of the Company to act to adopt any resolutions or consents or execute any Definitive Financing Agreements unless such individuals will remain in such capacities after the Closing. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the Financing (collectively, the “Financing Expenses”). Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith (other than arising from any information provided by the Company or its Affiliates or its or their respective Representatives).

Section 7.11 Tax Matters. All transfer, documentary, sales, use, real property transfer, stock transfer, recording, stamp, registration and other similar Taxes and fees (including penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement shall be paid by Parent. Parent or the Company, as appropriate, will file all necessary tax returns and other documentation with respect to all such Transfer Taxes.

Section 7.12 FIRPTA Certificate. At or prior to Closing, the Company shall deliver to Parent a duly executed certification, signed under penalties of perjury by the Company and dated not more than thirty (30) days prior to the Closing Date, that satisfies the requirements of Treasury Regulations section 1.1445-2(c)(3) and confirms that the Company is not, nor has it been within five (5) years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code, and shall authorize Parent, as agent for the Company, to deliver a copy of the certification to the IRS on behalf of the Company.

Section 7.13 Section 280G. The Company will, prior to the Closing Date, use reasonable best efforts to ensure that the stockholder approval requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated pursuant thereto are satisfied to the extent necessary such that payments or benefits to be received or retained by any “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) arising in whole or in part as a result of or in connection with the transactions contemplated by this Agreement will not be characterized as “excess parachute payments” under Section 280G of the Code. Prior to seeking such stockholder approval, the Company will request waivers (the “280G Waivers”) from the intended recipients of such payments or benefits which waivers shall provide that unless such payments or benefits are approved by the stockholders of the Company to the extent and manner prescribed under Section 280G(b)(5)(B) of the Code, such payments or benefits shall not be made; provided, that in no event will this Section 7.13 be construed to require the Company to compel any Person to waive any existing rights under any contract or agreement that such Person has with the Company or any Subsidiary thereof and in no event will the Company be deemed in breach of this Section 7.13 if any such Person refuses to waive any such rights. The parties acknowledge that this Section 7.13 shall not apply to any arrangements entered into at the direction of Parent or its Affiliates or between Parent and/or its Affiliates, on the one hand, and a disqualified individual on the other hand unless such arrangements have been entered into in advance of the vote and provided to the Company prior to its seeking stockholder approval (the “Parent Arrangements”) so that, for the avoidance of doubt, unless such arrangements have been entered into in advance of the vote and provided to the Company, compliance with this Section 7.13 shall be determined as if such Parent Arrangements had not been entered into. At least five (5) Business Days prior to the date the Company submits all relevant arrangements for such stockholder approval, the Company shall provide Parent, for its review and reasonable comment, a copy of the documentation proposed to be submitted (including any 280G Waivers) and the calculations prepared under Section 280G of the Code, upon which the stockholder vote is being sought.

Section 7.14 Notice of Events. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.

Section 7.15 Expenses. Except as (i) as set forth in the immediately following sentence or (ii) as otherwise expressly provided herein, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, that if the Closing occurs, Parent shall pay all Company Transaction Expenses and all HSR Act and other applicable Competition Act filing fees and expenses.

Section 7.16 Further Assurances. Each of the parties hereto shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby.

Section 7.17 Company Stockholder Approval. Promptly following, and in no event later than one (1) Business Day after, the execution this Agreement, the Company shall deliver to Parent a true and complete copy of a written consent executed by the stockholders set forth on Section 7.17 of the Company Disclosure Schedule evidencing the Company Stockholder Approval (the “Requisite Approval”) and in connection therewith take such other actions set forth on Section 7.17 of the Company Disclosure Letter.

Section 7.18 Merger Sub. Prior to the Effective Time, Merger Sub will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

Section 7.19 Subsidiary Loans. Promptly following the execution of this Agreement, and in any event prior to Closing, the Company shall, in consultation with Parent and Parent’s tax advisors, formulate a plan to minimize any potential adverse tax impact associated with the intercompany loans held by Star Guide Limited in the manner and with the intended effect set forth on Section 7.19 of the Company Disclosure Letter.

Section 7.20 Mexican Maquiladora. Promptly following the execution of this Agreement, the Company shall undertake, in consultation with Parent, the actions set forth in Section 7.20 of the Company Disclosure Letter.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Mutual Conditions. The obligations of each of Parent, Merger Sub and the Company to effect the Closing shall be subject to the following conditions, any one or more of which, to the extent permitted by Applicable Law, may be waived in writing, as to itself, by Parent, Merger Sub and the Company:

(a) no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Applicable Law (whether temporary, preliminary or permanent), which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise preventing the consummation of the transactions contemplated by this Agreement (collectively, a “Restraint”);

(b) (i) any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated; and (ii) any approval or waiting period with respect to the Required Foreign Filings set forth in Section 8.1(b) of the Company Disclosure Letter shall have been obtained or terminated or shall have expired;

(c) the shares of Parent Common Stock to be issued under this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance (provided that the satisfaction of the condition set forth in this Section 8.1(c) shall not be a condition to the obligation of Parent or Merger Sub to effect the Closing if the representation and warranty set forth in the fourth sentence of Section 6.2 is not true and correct in all respects); and

(d) the Requisite Approval shall have been obtained and shall remain in full force and effect.

Section 8.2 Conditions to Parent’s and Merger Sub’s Obligations. In addition to the conditions set forth in Section 8.1, the obligations of Parent and Merger Sub to effect the Closing shall be subject to the following conditions, any one or more of which may be waived in writing by Parent in its sole discretion:

(a) (i) the representations and warranties made by the Company in (i) the first sentence of Section 5.1 (only as to the Company and the Operating Company), Section 5.2, Section 5.4(a)(ii), the first, third and fifth sentences of Section 5.5(a) and Section 5.23 shall be true and correct in all respects as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (except that such representations and warranties that are made as of a specific date shall be true and correct as of such specific date) except, in the case of the representations and warranties contained in the first, third and fifth sentences of Section 5.5(a), for any de minimis inaccuracy, (ii) the representations and warranties made by the Company in Section 5.1 (other than the first sentence thereof as to the Company and the Operating Company) shall be true and correct in all material respects as of the date of this Agreement and as of the

Closing, as though made on and as of the Closing (except that such representations and warranties that are made as of a specific date shall be true and correct as of such date) and (iii) the representations and warranties made by the Company in each other section of ARTICLE V that (A) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (B) are made as of a specific date shall be true and correct as of such date, in each case under this clause (iii), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications as to materiality or Company Material Adverse Effect (except that the word “material” in the defined term “Material Contract” shall not be disregarded for any of such purposes)) has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by the Company on or prior to the Closing;

(c) the Company shall have caused to be delivered to Parent a certificate executed by a duly authorized officer of the Company certifying that each of the conditions set forth in Section 8.2(a) and (b) has been satisfied; and

(d) the Stockholders Agreement shall have been executed and delivered by the parties thereto set forth on Section 8.2(d) of the Company Disclosure Letter.

Section 8.3 Conditions to the Company’s Obligations. In addition to the conditions set forth in Section 8.1, the obligations of the Company to effect the Closing shall be subject to the following conditions, any one or more of which may be waived in writing by the Company in its sole discretion:

(a) the representations and warranties made by Parent in (i) the first sentence of Section 6.1 (as to Parent and Greatbatch Ltd.), Section 6.3(a)(ii), the first, fourth and sixth sentences of Section 6.5(a) and Section 6.12 shall be true and correct in all respects as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (except that such representations and warranties that are made as of a specific date shall be true and correct as of such specific date), except, in the case of the representations and warranties contained in the first, fourth and sixth sentences of Section 6.5(a), for any de minimis inaccuracy; (ii) Section 6.1 (other than the first sentence thereof as to Parent and Greatbatch Ltd.) and Section 6.2 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (except that such representations and warranties that are made as of a specific date shall be true and correct as of such specific date) and (iii) each other section of ARTICLE VI that (A) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (B) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications as to materiality or Parent Material Adverse Effect) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b) Parent and Merger Sub shall have performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by Parent and Merger Sub on or prior to the Closing;

(c) Parent shall have caused to be delivered to the Company a certificate executed by a duly authorized officer of Parent certifying that each of the conditions set forth in Section 8.3(a) and (b) has been satisfied; and

(d) the Stockholders Agreement shall have been executed and delivered by Parent.

ARTICLE IX

TERMINATION

Section 9.1 Termination.

(a) This Agreement may be terminated prior to the Closing only as follows:

(i) by mutual written consent of Parent and the Company;

(ii) by Parent or the Company if the Closing shall not have occurred on or before the date that is ninety (90) calendar days from the date of this Agreement (as such date may be extended in accordance with the first proviso to this Section 9.1(a)(ii), the “Outside Date”); provided, however, that: (A) if on the Outside Date the conditions set forth in Section 8.1(a) or Section 8.1(b) have not been satisfied or waived, then Parent or the Company may extend the Outside Date for an additional ninety (90) calendar days by delivery of written notice of such extension to the other party not less than five (5) Business Days prior to the original Outside Date; and (B) if all of the conditions set forth in Section 8.1, Section 8.2 and Section 8.3 have been satisfied or waived (or, with respect to the conditions that by their terms must be satisfied at the Closing, would have been so satisfied if the Closing had occurred) and the Marketing Period has commenced but has not yet ended, the Outside Date shall be extended to the first (1st) Business Day after the end of the Marketing Period; provided, further, that the right to terminate this Agreement under this Section 9.1(a)(ii) shall not be available to any party whose failure to fulfill in all material respects any obligation, covenant or agreement of such party under this Agreement or other breach of this Agreement has been a material cause of, or resulted in, the failure of the Closing to occur on or before the original Outside Date; provided, further, that in no event shall the Outside Date be later than 180 days after the date hereof;

(iii) by Parent or the Company, if any Restraint shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement shall have complied with its obligations under Section 7.3 in all material respects;

(iv) by the Company, if there shall have been a breach or inaccuracy of any representation or warranty of Parent contained in this Agreement, or Parent or Merger Sub has failed to perform or comply with any of its covenants, obligations or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 8.3(a) or (b) and (ii) is incapable of being cured by Parent or is not cured by Parent prior to the earlier of (x) thirty (30) days following written notice to Parent of such breach, inaccuracy or failure to perform or comply and (y) the Business Day immediately prior to the Outside Date; provided, that the Company is not then in breach of any of its representations, warranties, covenants, obligations or agreements contained in this Agreement;

(v) by Parent, if there shall have been a breach or inaccuracy of any representation or warranty of the Company contained in this Agreement or the Company has failed to perform or comply with any of its covenants, obligations or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 8.2(a) or (b) and (ii) is incapable of being cured by the Company or is not cured by the Company prior to the earlier of (x) thirty (30) days following written notice to the Company of such breach, inaccuracy or failure to perform or comply and (y) the Business Day immediately prior to the Outside Date; provided, that Parent and Merger Sub are not then in breach of any of their representations, warranties, covenants, obligations or agreements contained in this Agreement; and

(vi) by Parent, if the Requisite Approval is not delivered to Parent by the end of the first (1st) Business Day following the execution and delivery of this Agreement.

(b) The termination of this Agreement shall be effectuated by the delivery of a written notice of such termination from the party terminating this Agreement to the other party specifying the provision or provisions hereof pursuant to which such termination is affected.

Section 9.2 Obligations upon Termination. In the event that this Agreement is terminated pursuant to Section 9.1, this Agreement shall become null and void and have no further force and effect and all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party except (a) as set forth in Section 7.5, the first sentence of Section 7.15, ARTICLE X and this Section 9.2, and (b) that nothing herein will relieve or release any party from liability arising from any fraud or willful or intentional material breach by such party of this Agreement prior to such termination.

ARTICLE X

GENERAL

Section 10.1 Amendment. This Agreement may not be amended, altered or modified except by written instrument executed by Parent, Merger Sub and the Company. Notwithstanding the foregoing, Section 10.6, Section 10.11, Section 10.13 and this Section 10.1 to the extent such Sections are applicable to the Financing Sources may not be modified, waived or terminated in a manner that is adverse to such Financing Source without the prior written consent of such Financing Source.

Section 10.2 Entire Agreement. This Agreement, including the Disclosure Letters, Annexes which form a part hereof and the Confidentiality Agreement constitute the entire understanding of the parties hereto with respect to the transactions contemplated hereby and the subject matter contained herein, and supersede all prior and contemporaneous agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

Section 10.3 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Sections of the Company Disclosure Letter are for convenience only and shall not be deemed part of this Agreement, the Company Disclosure Letter or the Parent Disclosure Letter or be given any effect in interpreting this Agreement, the Company Disclosure Letter or the Parent Disclosure Letter. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Capitalized references to Articles, Sections, Exhibits or Annexes shall refer to those portions of this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term in this Agreement the singular. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic format) in a visible form. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any capitalized term used in any Annex, the Company Disclosure Letter or the Parent Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to dollars or to “$” shall be references to United States dollars.

Section 10.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon such determination that any term or other provision is invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if they are: (a) delivered in person, (b) transmitted by facsimile (deemed given upon confirmation of receipt), (c) delivered by an express courier (deemed given upon receipt of proof of delivery) or (d) delivered by e-mail to a party at its e- mail address listed below (deemed given upon confirmation of receipt by non-automated reply e- mail from the recipient) (or to such other person or at such other facsimile or address as such party shall deliver to the other party by like notice):

If to the Company:

Lake Region Medical Holdings, Inc.

100 Fordham Road, Building C

Wilmington, MA 01887

Attention: Ron Honig, SVP, General Counsel & Company Secretary

Email: ron.honig@lakeregionmedical.com

With a copy (that does not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Marni J. Lerner

Email: mlerner@stblaw.com

If to Parent:

Greatbatch, Inc.

10000 Wehrle Drive

Clarence, NY 14031

Attention: General Counsel

Email: tmcevoy@greatbatch.com

With a copy (that does not constitute notice) to:

Hodgson Russ LLP

The Guaranty Building

140 Pearl Street

Buffalo, NY 14202

Attention: John J. Zak

Email: jzak@hodgsonruss.com

Section 10.6 Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except (a) that the D&O Indemnified Persons and their respective heirs, executors, administrators and personal representatives shall be express third-party beneficiaries of Section 7.7 and entitled to enforce such section directly, (b) that the Lender Related Parties shall be express third-party beneficiaries of Section 10.1, Section 10.9(c), Section 10.11 and Section 10.13 and entitled to enforce such section directly, (c) that the Parent Released Parties shall be express third-party beneficiaries of Section 10.14 and entitled to enforce such section directly and (d) the Non-Recourse Parties shall be express third-party beneficiaries of Section 10.15 and entitled to enforce such section directly, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may not be assigned by any party hereto without the prior written consent of each of the other parties.

Section 10.7 Counterparts. This Agreement may be executed in one or more counterparts (delivery of which may occur via facsimile or e-mail), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a party’s execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

Section 10.8 No Prejudice; Survival. The parties hereto acknowledge that the terms and language of this Agreement were the result of negotiations among the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship. None of the representations, warranties, covenants, obligations or other agreements in this Agreement shall survive the Closing; provided, however, that the portion of this sentence preceding this proviso shall not limit any covenant, obligation or agreement of any party which by its express terms contemplates performance after the Closing.

Section 10.9 Governing Law; Consent to Jurisdiction.

(a) This Agreement and all matters arising out of or relating hereto, including its validity, construction and interpretation, shall be governed by the laws of the State of Delaware, without regard to the laws as to choice or conflict of laws.

(b) Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction and venue of the applicable state and Federal courts of competent jurisdiction located in the State of Delaware, and any appellate court therefrom, for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or related to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, (ii) to the extent not prohibited by Applicable Law, hereby waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation that it is not subject to the personal jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution by reason of a lack of personal jurisdiction, that any such proceeding brought in one of the above-named courts is improper by reason of a lack of personal jurisdiction or venue, or that this Agreement or the subject matter hereof may not be enforced in or by such court by reason of a lack of personal jurisdiction or improper venue, and (iii) hereby agrees not to commence any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or related to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts. Each party hereby consents to and accepts service of process in any such proceeding in any manner permitted by Delaware law or if served by registered mail addressed to it at its address provided in Section 10.5. Each party agrees that a final judgment in any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(c) Notwithstanding the foregoing and without limiting Section 10.13, each party to this Agreement agrees that it will not bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, including any dispute arising out of the Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under Applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York, County of New York (and of the appropriate appellate courts therefrom).

Section 10.10 Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company, on the other, may (a) extend the time for the performance of any of the obligations or other acts of the Company in the case of Parent, or of Parent or Merger Sub, in the case of the Company, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto of the Company in the case of Parent, or of Parent, in the case of the Company, and (c) waive compliance with any of the agreements or conditions contained herein of the Company, in the case of Parent, or of Parent, in the case of the Company. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall act as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 10.11 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, CLAIM, CAUSE OF ACTION, SUIT OR PROCEEDING (IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR BASED UPON THIS AGREEMENT, ANY DEBT FINANCING (OR AGAINST ANY FINANCING SOURCE) OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES ACKNOWLEDGE THAT THIS SECTION 10.11 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT, AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, CLAIM, CAUSE OF ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE ANY OF THE WAIVERS CONTAINED IN THIS SECTION 10.11, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, AND (C) IT MAKES SUCH WAIVERS VOLUNTARILY.

Section 10.12 Enforcement of Agreement. The parties’ rights in this 10.12 are an integral part of the transactions contemplated by this Agreement and each party hereby waives any objections to any remedy referred to in this Section 10.12. For the avoidance of doubt, the parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached or the Closing was not consummated, and that money damages would not be an adequate remedy, even if available. It is accordingly agreed that, notwithstanding anything in this Agreement to the contrary (but subject to and without limitation of the last sentence of this Section 10.12), the parties shall be entitled to an injunction or injunctions to prevent or remedy breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof and to any further equitable relief, this being in addition to any other remedy to which they are entitled at law or in equity. In the event any party seeks any remedy referred to in this Section 10.12, such party shall not be required to prove damages or obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

Section 10.13 Recourse Against Financing Sources. Notwithstanding anything to the contrary in this Agreement or any document delivered under this Agreement, the Company agrees that none of the Financing Sources, nor their respective Affiliates, successors or assigns (collectively, the “Lender Related Parties”) shall have any liability or obligation to the Company and their Affiliates relating to this Agreement, any document delivered under this Agreement, the Commitment Letter or any of the transactions contemplated herein or therein including in connection with any funding or failure to fund. This 10.13 is intended to benefit and may be enforced by the Lender Related Parties, who are third party beneficiaries, and shall be binding on all successors and assigns of the Company. Nothing in this Section 10.13 shall limit, impair or otherwise modify (i) the rights of any of the parties to the Commitment Letter (including Parent, Merger Sub or their respective Affiliates party to the Commitment Letter) enumerated in the Commitment Letter in accordance with the express terms and conditions thereof or (ii) any liability or obligation of any of the Financing Sources, and/or of the rights of Parent, Merger Sub, the Company or their respective Affiliates, under any of the Definitive Financing Agreements.

Section 10.14 Releases.

(a) Effective upon the Closing, Parent, on its own behalf and on behalf of each of its former, present and future Affiliates (each of the foregoing, a “Parent Releasing Party”), hereby releases and forever discharges each of the holders of shares of Company Common Stock and their respective Affiliates and Representatives, their respective successors and assigns and each other Non-Recourse Party (each of the foregoing, a “Parent Released Party”) from any and all claims, rights, obligations, debts, liabilities, actions or causes of action of every kind and nature, whether foreseen or unforeseen, contingent or actual, and whether now known or hereafter discovered, which any of the Parent Releasing Parties had, now has or may in the future have, at law or in equity, against any Parent Released Party in any way arising out of, in connection with, pertaining to or by reason of events, circumstances or actions occurring, existing or taken prior to the or as of the Closing (each, a “Parent Released Claim”); provided, however, that the Parent Releasing Parties expressly do not release their rights and interests (i) under (y) this Agreement or the Stockholders Agreement, or (z) the Confidentiality Agreement and the joint defense agreement between the Company and Parent, or (ii) with respect to claims, actions, causes of action or any liabilities that arise as a result of actual fraud, intentional misrepresentation or other criminal act by the Parent Released Party.

(b) This Section 10.14 shall survive the Closing, is intended for the benefit of and may be enforced directly by each of the Parent Released Parties, and shall be binding on all successors and permitted assigns of the Parent Released Parties.

Section 10.15 Non-Recourse. Notwithstanding anything to the contrary contained herein or otherwise, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

Section 10.16 Disclosure Letters. Disclosure in any section or subsection of the Company Disclosure Letter or the Parent Disclosure Letter shall apply only to the indicated Section of this Agreement, except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to or relevant to another Section of this Agreement. The inclusion of information in the Company Disclosure Letter or the Parent Disclosure Letter shall not be construed as an admission that such information is material to any of the Company or its Subsidiaries or to any of Parent or its Subsidiaries, as applicable. In addition, matters reflected in the Company Disclosure Letter or the Parent Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Letter or the Parent Disclosure Letter. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter or the Parent Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and shall not be construed as an admission of liability or responsibility under any Law or in any dispute or controversy. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter or the Parent Disclosure Letter is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business (except where expressly stated in the relevant representation, warranty or covenant), and shall not be construed as an admission of liability or responsibility under any Law or in any dispute or controversy.

Section 10.17 Waiver of Conflicts. Recognizing that Simpson Thacher & Bartlett LLP has acted as legal counsel to the Company, its Subsidiaries, certain of the direct and indirect holders of shares of Company Common Stock and their Affiliates prior to date hereof, and that Simpson Thacher & Bartlett LLP intends to act as legal counsel to certain of the direct and indirect holders of shares of Company Common Stock and their Affiliates (which will no longer include the Company and its Subsidiaries) after the Closing, each of Parent, Merger Sub and the Company hereby waives, on its own behalf and agrees to cause its Affiliates, the Surviving Corporation and its Subsidiaries to waive, any conflicts that may arise in connection with Simpson Thacher & Bartlett LLP representing any direct or indirect holders of the Company Common Stock or their Affiliates after the Closing as such representation may relate to Parent, Merger Sub, the Company, the Surviving Corporation and its Subsidiaries or the transactions contemplated hereby.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed as of the date first set forth above.

PARENT:	GREATBATCH, INC.

	By:	/s/ Thomas J. Hook
	Name:	Thomas J. Hook
	Title:	President and Chief Executive Officer

MERGER SUB:	PROVENANCE MERGER SUB INC.

	By:	/s/ Thomas J. Hook
	Name:	Thomas J. Hook
	Title:	President and Chief Executive Officer

THE COMPANY:	LAKE REGION MEDICAL HOLDINGS, INC.

	By:	/s/ Donald J. Spence
	Name:	Donald J. Spence
	Title:	Chairman and CEO

[Signature Page to Merger Agreement]